Exhibit 10.48
[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE RULES APPLICABLE TO SUCH CONFIDENTIAL TREATMENT REQUEST.

PLAYSTATION®
GLOBAL DEVELOPER & PUBLISHER AGREEMENT

Sony Computer Entertainment
PLAYSTATION GDPA version 1.01            CONFIDENTIAL

TABLE OF CONTENTS

SECTION:                                                                        PAGE:

1.	Definition of Terms 1

2.	SIE Company Authority and Responsibility 1

3.	Conditional License Grant 1

4.	Compliance with Guidelines 2

5.	Other Limitations on Licensed Rights 2

6.	Development of PlayStation Compatible Products, Product Assessment and Quality Assurance 5

7.	Development Tools 7

8.	Manufacture and Supply of Physical Media Products 10

9.	Distribution 12

10.	EULAs and Additional Terms 15

11.	Advertising 16

12.	Online Activity & Data Collection 16

13.	Marketing of Licensed Products 18

14.	Subcontracting 19

15.	Revenue and Payments 19

16.	Representations and Warranties 25

17.	Indemnities 27

18.	Limitation of Liability 28

19.	Infringement of SIE Intellectual Property Rights by Third Parties 30

20.	Data Security and Confidentiality 30

21.	Term and Termination 35

22.	Effect of Expiration or Termination 37

23.	Choice of Law and Forum 39

24.	Dispute Resolution 40

25.	Miscellaneous Provisions 41

Sony Computer Entertainment
PLAYSTATION GDPA version 1.01            CONFIDENTIAL

PLAYSTATION GLOBAL
DEVELOPER & PUBLISHER AGREEMENT

This PlayStation Global Developer and Publisher Agreement (“GDPA”), effective March 23, 2017 (the “Effective Date”), is entered into by Sony Interactive Entertainment, Inc. (“SIE Inc.”), a Japanese company with offices at 1-7-1 Konan, Minato-ku, Tokyo 108-0075, Japan, Sony Interactive Entertainment America LLC (“SIEA”) a Delaware limited liability company with offices at 2207 Bridgepointe Parkway, San Mateo, CA 94404, and Sony Interactive Entertainment Europe Ltd. (“SIEE”), an English company with offices at 10 Great Marlborough Street, London W1F 7LP, UK, on the one hand (SIE Inc., SIEA and SIEE each an “SIE Company,” and collectively, “SIE”), and Take-Two Interactive Software, Inc., a Delaware Corporation with offices at 622 Broadway, New York, NY 10012, and email address dan.emerson@take2games.com, Take-Two Interactive Japan G.K., Take-Two Interactive Korea Ltd., Take-Two Interactive Software UK Limited and Take Two International GmbH (individually and collectively, “Publisher”), on the other hand.
SIE and its Affiliates design and develop certain core technology relating to its Systems, and operate proprietary network services through PSN, including PlayStation Now.
Publisher desires to be granted a non-exclusive license to develop, publish, have manufactured, market, advertise, distribute or sell PlayStation Compatible Products in accordance with the provisions of this GDPA, and SIE is willing, in accordance with the terms and subject to the conditions of this GDPA, to grant Publisher such a license.
SIE and Publisher agree as follows:

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1.	Definition of Terms. Capitalized terms used in this GDPA are defined in Schedule 1.

2.
(a) SIE Company Authority and Responsibility. Each SIE Company enters into this GDPA individually and binds itself to and benefits from the terms of this GDPA only to the extent that such terms relate to the exercise of the rights and obligations under this GDPA taking place in that SIE Company’s Territory, or otherwise directly relate to that SIE Company or its Territory. Each SIE Company shall have no liability outside of its Territory, shall neither be jointly nor severally liable with the other SIE Companies in their Territories, and nothing contained in this GDPA shall be deemed to make an SIE Company liable with respect to any activities, demands, obligations, covenants, claims or causes of action outside of that SIE Company’s Territory. References in this GDPA to “SIE” shall mean “each SIE Company for its respective Territory only,” except where the context clearly requires otherwise. Each SIE Company is authorized by each other SIE Company to present and execute this GDPA on behalf of each other SIE Company, and to bind each other SIE Company, as set forth in this Section 2. SIE shall be entitled to modify or expand the Territory of an SIE Company upon reasonable notice to Publisher, including by updating the Guidelines.

(b) Publisher Authority and Responsibility. Publisher and each Publisher Affiliate set forth on Schedule 2 enters into this GDPA individually and binds itself to and benefits from the terms of this GDPA. References in this GDPA to “Publisher” shall include each “Publisher Affiliate” except where the context clearly requires otherwise. Publisher represents and warrants that each Publisher Affiliate is directly or indirectly owned by Publisher or under common control with Publisher and that Publisher is authorized by each Publisher Affiliate to present and execute this GDPA on behalf of each Publisher Affiliate, and to bind each Publisher Affiliate to the terms herein. Publisher and each Publisher Affiliate shall be jointly and severally liable for the acts, omissions, representations and warranties of Publisher and every Publisher Affiliate.

3.
License Grant. Subject to the terms of this GDPA, SIE grants to Publisher and each Publisher Affiliate, for the Term (and, where applicable, any sell-off period permitted hereunder), in each Territory, a non-exclusive, non-transferable license, without the right to sublicense (except as specifically provided in this GDPA), as follows:

3.1	to use the SIE Materials solely to develop and test PlayStation Compatible Products;

3.2
to publish, distribute, supply, sell, rent, market, advertise and promote Digitally Delivered Products to end-users, through each applicable SIE Company (or its nominated Affiliate) through PSN, and to provide PlayStation Compatible Products to other Licensed Publishers for exploitation under a Licensed Publisher Agreement;

3.3
where Publisher has exercised its rights under Section 3.2 (or where the requirement of such exercise is expressly waived by the applicable SIE Company), to have the equivalent Physical Media Products manufactured by Designated Manufacturing Facilities according to those facilities’ terms;

3.4	to publish, distribute, supply, sell, market, advertise and promote Physical Media Products directly to end-users or to third parties for distribution to end-users;

3.5	to use the Licensed Trademarks in connection with the manufacturing, packaging, marketing, advertising, promotion, sale and distribution of Licensed Products; and

3.6	to sublicense to end-users the right to use Licensed Products for personal, noncommercial purposes in conjunction with the applicable Systems only.

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4.
Compliance with Guidelines. Publisher shall comply, throughout the Term, with this GDPA’s terms, with all Guidelines applicable in the relevant Territories, and with all technical specifications that any Designated Manufacturing Facility issues. Subject to the remainder of this Section 4, SIE may remove any Digitally Delivered Product from PSN (in whole or in part) that does not materially conform to the Guidelines, notwithstanding any approval given to such product pursuant to Section 6.3. Publisher shall be given reasonable prior notice of modification or additions to the Guidelines (the amount of such prior notice to be substantially similar to the amount of notice provided to other Licensed Publishers). To the extent that Guidelines change: (i) after any PlayStation Compatible Product or related materials are approved by SIE pursuant to Section 6.3, Publisher is required to implement any such revised Guidelines only in subsequent orders, patches or re-releases of the relevant Physical Media Products, or subsequent publications of relevant Digitally Delivered Products or other PlayStation Compatible Products, if the implementation of such revised Guidelines is required by SIE of all Licensed Publishers (unless otherwise advised by SIE in order to protect the System’s security; to comply with any material change in applicable law; or to comply with any applicable government order); or (ii) during the development of any PlayStation Compatible Product, Publisher shall implement any such revised Guidelines in such PlayStation Compatible Product [***], including via patch. Publisher shall be required to use its commercially reasonable efforts to recall or destroy previously manufactured Physical Media Products if: (a) such Physical Media Products did not comply with the standards, requirements and conditions set forth in the Guidelines at the time they were made, or (b) explicitly required to do so in writing if other Licensed Publishers are also required to do so in a non-discriminatory manner.

5.	Other Limitations on Licensed Rights

5.1
Limitations on use of Development Tools. The development license granted in this GDPA is limited to development and testing of PlayStation Compatible Products, in formats SIE designates, and any other use of the SIE Materials, direct or indirect, is strictly prohibited. Publisher shall not use, modify, sublicense, distribute, create derivative works from, or provide to third parties, the SIE Materials other than as expressly permitted in this GDPA or the Guidelines. Publisher shall not make available to any third party any tools developed or derived from the study of the Development Tools without SIE’s express prior written consent. Without limiting the generality of the foregoing, Publisher will not permit the use of the SIE Materials in connection with the emulation of Licensed Products, to develop or test products for any third party emulator of any System, or for any third party hardware that infringes the SIE Intellectual Property Rights (e.g., knock-off PlayStation systems). Publisher will not use or permit the use of any of the SIE Materials in connection with the development of any software, content or service for any computer hardware or software system, except as expressly permitted under this GDPA. Publisher is authorized to copy the libraries contained within the Development Tools solely to the extent necessary to integrate the libraries into PlayStation Compatible Products; to copy the Software Tools to an internal secure repository accessible by authorized personnel; and to make [***] of the Software Tools per Development Site solely for archival, legal or back up purposes. Publisher must comply with all programming procedures, requirements, guidelines and other recommendations in the Guidelines or communicated in writing by SIE. Specifically with respect to the System emulator software, Publisher shall not bypass the System kernel and shall not transmit programming instructions directly to the registers or addresses located in: (i) areas of RAM that are used by the System kernel; or (ii) other System hardware devices (collectively, “System Bypass Areas”) except with SIE’s express prior written consent or to the extent necessary to comply with written instructions in the Documentation. As a prerequisite to requesting SIE’s consent, Publisher must comply with SIE’s procedures, including submission of a written application accompanied by a detailed specification of Publisher’s proposal. [***], Publisher

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shall not: (a) develop any software or tool to circumvent the System Bypass Areas; or (b) make any addition, alteration or improvement to the Development Tools that contravenes or is inconsistent with the Guidelines (including any programming guidelines set forth in the Documentation) or that may compromise the security or integrity of any System, Development Tools, or PSN. Publisher bears all risks arising from incompatibility of its PlayStation Compatible Products and any System resulting from the use of Publisher-created tools.

5.2
Reverse Engineering Prohibited. Except where such restriction is prohibited by applicable law, Publisher will not directly or indirectly disassemble, decrypt, electronically scan, peel semiconductor components from, decompile, or reverse engineer in any manner, or attempt to reverse engineer or derive any source code from, the Development Tools, or permit, assist or encourage any third party to do so or acquire or use any materials from any third party that does so. Publisher may study the performance, design and operation of the Development Tools solely for the limited purposes of developing and testing PlayStation Compatible Products, or to develop tools to assist Publisher with the development and testing of PlayStation Compatible Products. SIE reserves the right to require Publisher to furnish evidence satisfactory to SIE that Publisher has complied with this Section 5.2.

5.3	Limitations on Licensed Products. Unless expressly approved in writing by an SIE Company, Publisher will not:

5.3.1
publish a Licensed Product previously published by another Licensed Publisher in the same Territory for the same System whilst such previously published version is available for purchase for such System, unless Publisher has acquired a controlling interest in such other Licensed Publisher; or

5.3.2	submit for approval as a Licensed Product, under Section 6.3 or otherwise, any non-game product or product which contains significant elements of, or is hybrid with, an audio or video product.
Where an SIE Company consents to any such proposed publication, this GDPA’s terms apply, unless otherwise agreed in writing.

5.4
Limitations Regarding Ownership and Protection of SIE Materials and SIE Intellectual Property Rights. All rights with respect to the SIE Materials and the Systems, including the SIE Intellectual Property Rights, are the exclusive property of SIE. Nothing herein gives Publisher any right, title or interest in or to the SIE Materials or the Systems, other than the non-exclusive licenses provided in this GDPA. Publisher shall not contest, impair, or dilute (or assist any third party in doing so) any of SIE’s rights, title or interests in or to the SIE Materials, the Systems or the SIE Intellectual Property Rights. Publisher shall not (i) apply for, seek to obtain or register any trademark in its own name or in any other person’s name, or use or obtain rights to use Internet domain names or addresses, that are identical, similar to or likely to be confused with any of the Licensed Trademarks or any other SIE trademarks or (ii) challenge or attack any SIE Intellectual Property Rights in any part of the SIE Materials or the Systems. Publisher shall not patent anything created or derived from the SIE Materials. Publisher shall take all steps as SIE may reasonably require for the protection and maintenance of the SIE Intellectual Property Rights, including executing licenses or assisting SIE in obtaining registrations. All goodwill associated with the Licensed Trademarks, including any goodwill generated or arising by or through Publisher’s or its subcontractors’ or sublicensees’ activities under this GDPA, accrues to the benefit of and belongs exclusively to the SIE Company

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that owns or controls the Licensed Trademark in its Territory. The Licensed Trademarks may be modified, supplemented or amended by SIE at any time. Nothing contained in this GDPA grants Publisher the right to use the trademark “SONY” in any manner or for any purpose without SIE’s prior written consent. Where it is not possible under applicable law to prevent Publisher from challenging the validity of the SIE Intellectual Property Rights, nothing in this Section 5.4 shall prevent Publisher from doing so.

5.5
Reservation of Rights. This GDPA does not grant Publisher any right or license except as expressly authorized by and in strict compliance with this GDPA’s terms and conditions. No other right or license is to be implied by or inferred from any provision of this GDPA or from the parties’ conduct. Subject only to the express rights of Publisher under this GDPA, all rights to the SIE Materials and the SIE Intellectual Property Rights are reserved to SIE.

5.6
Acknowledgment of Publisher’s Ownership Rights. Separate and apart from the SIE Materials and other rights licensed to Publisher by SIE and to SIE by Publisher under this GDPA, as between Publisher and SIE, Publisher retains all rights, title and interest in and to the Publisher Property, Product Proposals, and Product Information, including Publisher Intellectual Property Rights therein, as well as Publisher’s rights in any source code and other underlying material such as artwork and music (but specifically excluding the Licensed Trademarks and the Software Tools or any derivatives thereof), and any names used as titles for PlayStation Compatible Products and other trademarks used by Publisher. SIE shall not contest, impair, or dilute (or assist any third party in doing so) any of Publisher’s rights, title or interests in or to the Publisher Property, Product Proposals, Product Information or the Publisher Intellectual Property Rights. SIE shall not (i) apply for, seek to obtain or register any trademark in its own name or in any other person’s name, or use or obtain rights to use Internet domain names or addresses, that are identical, similar to or likely to be confused with any of Publisher’s trademarks or (ii) challenge or attack any Publisher Intellectual Property Rights in any part of the Publisher Property. SIE shall not patent anything created or derived from the Publisher Property provided to SIE under this GDPA. SIE shall take all steps as Publisher may reasonably require for the protection and maintenance of the Publisher Intellectual Property Rights, including executing licenses or assisting Publisher in obtaining registrations. As between SIE and Publisher, Publisher shall exclusively own any User Content. Nothing in this GDPA shall restrict the right of Publisher to: (i) develop, distribute or transmit products incorporating the Publisher Property for any hardware platform or service other than the Systems or related services, provided that the Publisher Property and underlying material do not contain or were not developed through use of or in reliance on the SIE Materials or the SIE Intellectual Property Rights, or (ii) use Printed Materials or Advertising Materials for any hardware platform or service other than the Systems or related services, provided that the Printed Materials or Advertising Materials do not contain any Licensed Trademarks or (iii) use of Licensed Trademarks for display within Advertising Materials used to promote Publisher’s games on multiple platforms or services including the Systems. All goodwill associated with Publisher’s trademarks, including any goodwill generated or arising by or through any SIE Company or its subcontractors’ or sublicensees’ activities under this GDPA, accrues to the benefit of and belongs exclusively to Publisher. Where it is not possible under applicable law to prevent SIE from challenging the validity of the Publisher Intellectual Property Rights, nothing in this Section 5.6 shall prevent SIE from doing so.

6.	Development of PlayStation Compatible Products, Product Assessment and Quality Assurance

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PLAYSTATION GDPA version 1.01            CONFIDENTIAL

6.1
Right to Develop. Pursuant to Section 3 and subject to payment of any applicable fees [***], SIE grants to Publisher the right to place orders for Hardware Tools pursuant to Section 7, and a non-exclusive, non-transferrable license to use Software Tools, for the sole purpose of developing and testing PlayStation Compatible Products. Each PlayStation Compatible Product developed using, incorporating or with reference to the Development Tools must be expressly authorized by SIE. SIE’s authorization may require, at SIE’s discretion, consent by Publisher to additional terms presented by SIE [***], or a requirement that the PlayStation Compatible Product be subject to compatibility, assessment and quality assurance testing by SIE.

6.2
Developer Support Website. Subject to the terms of this GDPA, SIE will grant Publisher access to relevant portions of the Developer Website to facilitate the dissemination of the Development Tools and other materials and information. SIE will design and maintain the Developer Website in accordance with industry standard security practices in order to detect and prevent vulnerability that may lead to dissemination of computer viruses.

6.3
Assessment and Quality Assurance of PlayStation Compatible Products. Publisher will comply with the requirements and related process for assessment and format quality assurance of PlayStation Compatible Products and Advertising Materials, on a product-by-product basis, as specified in the Guidelines. All Licensed Products must successfully pass SIE’s assessment and format quality assurance testing before distribution. Additionally, SIE may require other PlayStation Compatible Products that are not Licensed Products to undergo assessment and format quality assurance testing, in connection with its review or approval of such PlayStation Compatible Products at its reasonable discretion. SIE may withhold approval of any PlayStation Compatible Product that does not conform to the Guidelines as reasonably determined by SIE. Only upon and not prior to SIE approval, Physical Media Products may be ordered from a Designated Manufacturing Facility, and Digitally Delivered Products may be placed on PSN. SIE shall provide Publisher with the results of such assessment and format quality assurance testing, along with details of the steps taken to reproduce any must fix bugs (“FQA Report”) and shall reasonably assist Publisher with any changes that need to be made to the Licensed Products as a result of such testing.

6.4
Authentication. Publisher will use commercially reasonable efforts to protect Licensed Products and any other PlayStation Compatible Products that include Software Tools from and against illegal reproduction or copying by third parties. SIE may use on Licensed Products, or require Publisher to use on Licensed Products, an authentication or authorization system to be provided, licensed or designated by SIE to authenticate and verify all Licensed Products and units of the System. SIE may insert serial numbers or reasonable security measures on Licensed Products for security or authentication purposes.

6.5
Advice and Support. Any advice or support provided by any SIE Company or Affiliate to Publisher to assist with the development of PlayStation Compatible Products is provided at the complete discretion of the relevant SIE Company or Affiliate, which may change, suspend, remove or disable access to any such advice or support, or impose limits on its use, at any time without incurring liability. Any such advice or support is provided to Publisher on an “AS IS” and “AS AVAILABLE” basis and SIE shall have no liability to Publisher in respect of such support or advice. Any Publisher Property, or other software, materials or information provided by Publisher to any SIE Company or Affiliate in connection with obtaining advice and support is provided at Publisher’s own risk (but without prejudice to SIE’s obligations under Section 20.6).

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6.6
Third Party Tools. If Publisher uses any third-party tools to develop PlayStation Compatible Products or any portion thereof, Publisher shall be responsible at Publisher’s sole risk and expense for ensuring that it has obtained all necessary licenses for its use.

6.7
Publisher Compliance, Responsibility, Warnings. Publisher bears sole responsibility and liability for PlayStation Compatible Product operation, features, capabilities, user-generated content, and Online Activity, solely to the extent that any such features, capabilities, user-generated content, and/or Online Activity are hosted, controlled, implemented or authorized by Publisher, including: (i) Online Activity between territories using different television standards, whether PAL, NTSC, or another standard; (ii) any cross-functionality between PlayStation Compatible Products on different Systems or software applications operating on any device other than the Systems that may interact with PlayStation Compatible Products; (iii) the granting of the right to end-users, or preventing end-users from exercising the ability, to copy, modify, distribute, perform, display and share content (including between the Territories) contained in or created from PlayStation Compatible Products (such user-generated content being “User Content”), and (iv) the suitability or adequacy of health and safety or other warnings or notices that may be appropriate for PlayStation Compatible Products. SIE makes no representation regarding the suitability or adequacy of any System-generated warning or any warning provided, suggested, or required in the Guidelines, Packaging, manual or other templates, or elsewhere by any SIE Company. Publisher may include additional legal notices or warnings in the Product Information displayed on the manual, Packaging, PSN metadata or within the legal notices section in the Licensed Product.

6.8
Peripherals and Compatibility of Licensed Products. Publisher will not (directly, or indirectly through any third party) develop or distribute any Peripheral without the prior express written consent of SIE. Consent is within SIE’s sole discretion, and may be subject to a right to test or evaluate the Peripheral and subject to other terms presented by SIE [***]. Publisher is solely responsible for the functionality and operational compatibility of its Licensed Products with Peripherals that are not distributed by SIE. SIE has no responsibility to test or evaluate the compatibility of Publisher’s Licensed Products with Peripherals that are not distributed by SIE. SIE is not responsible for any actual, incidental or consequential damages that may result from any use or inability to use any Peripheral with any PlayStation Compatible Product or System. If SIE elects, in its sole discretion, to test or evaluate the compatibility of Publisher’s Licensed Products with any Peripheral then, (i) such testing or evaluation will not obligate SIE to test or evaluate any other Peripheral; (ii) such testing or evaluation will not shift to SIE any responsibility to ensure the functionality or compatibility of any Peripheral; (iii) SIE will not be deemed to have endorsed any Peripheral solely by reason of such testing or evaluation; (iv) such testing or evaluation shall be carried out by SIE in a timely manner and the results of such testing or evaluation provided to Publisher in a timely manner following such testing or evaluation; and (v) Publisher will provide SIE, at no additional cost or expense to SIE, with a reasonable number of samples of any Peripherals for testing and review in a timely manner. If any PlayStation Compatible Product fails to perform to SIE’s reasonable satisfaction with any Peripheral that the PlayStation Compatible Product is intended to support, SIE may require that Publisher modify such portions of the Publisher Property as are intended to support the affected Peripheral and, if so, will provide Publisher with details of any steps required to be taken to secure SIE’s approval of such PlayStation Compatible Product in connection with the supported Peripheral. If Publisher is unable or unwilling to modify the relevant portions of any PlayStation Compatible Product to fix its performance with the affected Peripheral, SIE may require that Publisher remove such portions of the relevant Publisher Property.

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6.9
Publisher’s Additional Quality Assurance Obligations. If SIE becomes aware of any material defect (such materiality to be determined by SIE in its reasonable discretion) with respect to a PlayStation Compatible Product, or if SIE becomes aware of any improper use of the Licensed Trademarks or SIE Materials, then Publisher shall, at no cost to SIE, promptly correct that material defect or improper use, to SIE’s commercially reasonable satisfaction, which may include, in SIE’s reasonable discretion, the recall and re-release of units of an affected PlayStation Compatible Product distributed on physical media, or publication of an update, upgrade or technical fix to an affected PlayStation Compatible Product. If any PlayStation Compatible Product creates any risk of loss or damage to any property or injury to any person, Publisher shall immediately take commercially reasonable steps, at Publisher’s sole liability and expense, to recall and remove that PlayStation Compatible Product from any affected channels of distribution; provided, however, that if Publisher is not acting as the distributor or seller for the PlayStation Compatible Product its obligation shall be to use commercially reasonable efforts to arrange removal of all affected units of the PlayStation Compatible Product from the relevant distribution channels. Publisher shall, as between the parties, provide all end-user support for Publisher’s PlayStation Compatible Products and shall use its commercially reasonable efforts to provide such end-user support in an efficient manner. SIE expressly disclaims any obligations or liability to provide end-user support with respect to PlayStation Compatible Products.

6.10
Rating Requirements. No PlayStation Compatible Product may be published, sold, distributed, marketed, advertised or promoted unless it bears a consumer advisory age rating and product descriptors, either as required by local law or as issued by, and following the rating display requirements of, a consumer advisory ratings system designated by SIE. Publisher alone bears all costs incurred in connection with obtaining any rating. PlayStation Compatible Products and related Printed Materials or Advertising Materials shall comply with all local rating authority rules with respect to bearing more than one consumer advisory rating in any Territory. Any digitally delivered PlayStation Compatible Product that can be used with or directly relates to another existing PlayStation Compatible Product must not bear (or must not contain any content which, if rated, would attract) a higher age rating than the rating issued to that other PlayStation Compatible Product, and, save in the case of an add-on to a previously-published PlayStation Compatible Product, shall not bear a rating that is lower than the rating issue to that other PlayStation Compatible Product, unless SIE waives these requirements in writing. Publisher shall comply with any other policies of SIE on the age rating, age gating and labeling of PlayStation Compatible Products intended to protect children as may be provided by SIE to Publisher.

7.	Development Tools

7.1
Acquisition of Development Tools. For the purposes of this Section 7, “the applicable SIE Company” shall mean the SIE Company in the Territory in which the Development Tools are to be used or, at that SIE Company’s direction, another SIE Company. The applicable SIE Company may sell or loan Development Tools to Publisher in its sole discretion, in accordance with this Section 7. For the avoidance of doubt, any Software Tools included with or provided in relation to Hardware Tools are licensed, not sold or loaned, to Publisher pursuant to the terms set forth in Sections 3, 5 and 6. Title to Software Tools does not pass to Publisher upon purchase or loan of the Hardware Tools. The nontransferable license of the Software Tools within the Hardware Tools may act as a restriction or prohibition against the resale of the Hardware Tools. The purchase price or loan fee for Development Tools shall be based on SIE’s standard calculation generally applicable to all Licensed Publishers,

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and the payment currency, is set forth on the Developer Website, or shall be otherwise notified by the applicable SIE Company to Publisher. Unless otherwise agreed, Publisher shall pay for the Development Tools in full prior to delivery or download, and title to Development Tools shall remain with the applicable SIE Company until it has received full payment (save in the case of the Software Tools where title does not pass to Publisher at any time). If Publisher collects the Development Tools and transfers them outside the country of collection, Publisher agrees to provide the applicable SIE Company with the relevant transport proofs required by the relevant taxation authorities to allow the supply by SIE to be exempt from VAT. The applicable SIE Company reserves the right to charge VAT if those documents are not provided within [***] of collection.

7.2
Credit. If the applicable SIE Company extends credit terms to Publisher or facilitates third-party financing for Publisher, until Publisher makes payment in full for all items so financed, Publisher (i) grants to that SIE Company, or its designee, a first position purchase money security interest in each Hardware Tool and in the proceeds of disposition of any Hardware Tool and (ii) shall not sell, hypothecate or encumber any such Hardware Tool. Publisher shall execute and deliver to the applicable SIE Company or its designee any documents the SIE Company needs to perfect the security interest, and agrees that applicable SIE Company or its designee may file those documents in its discretion.

7.3
Orders. Orders for Development Tools shall be submitted via the Developer Website or as otherwise notified by the applicable SIE Company. The applicable SIE Company may accept or reject, in its reasonable discretion, any Development Tools order, and does not warrant that Development Tools shall be available when ordered.

7.4
Publisher Terms. Any purchase order or other documentation issued by Publisher, purporting in any way to relate to the purchase, loan or license of Development Tools, does not amend or modify this GDPA or any terms presented by the applicable SIE Company in connection with the order of Development Tools, except as expressly agreed in writing by the applicable SIE Company.

7.5
Delivery. Upon acceptance of Publisher’s order for Development Tools, and on payment of any applicable purchase or loan fee for the Development Tools, the applicable SIE Company will ship the loaned or purchased Development Tools, when available, to the Development Site. Publisher bears all expenses associated with delivery of the Development Tools, including insurance costs. Risk of loss or damage in transit to the Development Tools vests in Publisher immediately upon the applicable SIE Company’s delivery to the carrier of its choice and remains with Publisher until that SIE Company receives return of the Development Tools. Publisher shall provide a signed acknowledgement of receipt in such form as shall be specified by the applicable SIE Company. The applicable SIE Company will make Software Tools, excluding Firmware but including Firmware updates, available at the Developer Website as set forth in Section 6.2, or such other method as chosen by that SIE Company.

7.6
Deletion of Publisher Code. Prior to Publisher shipping any Development Tool to the applicable SIE Company either pursuant to an announced upgrade “swap” program, or pursuant to the warranty provisions set forth below, or for any other reason, Publisher shall (i) securely delete Publisher’s applications software from the hard drive and all other storage media contained in the Hardware Tool and (ii) execute any documentation required by the applicable SIE Company certifying such deletion.

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7.7
No Refunds. All Development Tool purchases and loans made under this GDPA are final. In no event shall the applicable SIE Company be obligated to refund all or any portion of the purchase price or loan fee for the Development Tools.

7.8
Care and Maintenance of Development Tools. Publisher shall be solely responsible for the installation and administration of Hardware Tools. Publisher shall: (i) keep and use the Development Tools securely and only at the Development Site(s) notified to the applicable SIE Company or specified on the Developer Website, or other location approved in advance in writing by the applicable SIE Company; (ii) allow access to and use of the Development Tools only to persons whose duties justify the need for access and use in the exercise of the license granted under this GDPA, and who are authorized under Section 20.2.2 to have access to the SIE Materials; (iii) designate and authorize an individual to act as the applicable SIE Company’s contact with respect to Development Tools and, if Publisher wishes to designate a new designee, provide the applicable SIE Company with written notice according to the procedures set forth on the Developer Website or designated by the applicable SIE Company; (iv) preserve any proprietary rights or other notices placed on the Development Tools by SIE or its Affiliates and place all such notices on any copies made as permitted by this GDPA; (v) keep Development Tools in good and serviceable condition; (vi) ensure full compliance with all instructions relating to the maintenance, security or operation of Development Tools; (vii) maintain and service with all due care the Development Tools at Publisher’s expense according to SIE’s reasonable, written instructions; (viii) take all necessary further steps to ensure that Publisher does not render Development Tools unsafe or a risk to the health or safety of any person or property; (ix) inform the applicable SIE Company promptly upon becoming aware of any bugs, errors, failure or breakdown in Development Tools, however caused; (x) inform the applicable SIE Company promptly upon becoming aware of any unauthorized access to or use of the Developer Website and cooperate with that SIE Company to take all actions chosen by that SIE Company to address any unauthorized access or use, including taking any actions to prevent the recurrence of unauthorized use of or access to the Developer Website; and (xi) inform the applicable SIE Company promptly upon becoming aware of any suspected or actual loss, theft, breach of security or other similar exposure involving the Development Tools, report any suspected or actual loss or theft to the police and obtain a police incident number, use commercially reasonable efforts to recover such Development Tools and comply with any reasonable corrective action specified by the applicable SIE Company to recover the Development Tools and to prevent any re-occurrence of any loss, theft, breach of security or other similar exposure involving the Development Tools. A breach of Sections 7.8(i) or (ii) constitutes a material breach of this GDPA not capable of remedy.

7.9
Inspection. Upon providing Publisher with reasonable, prior written notice the applicable SIE Company may reasonably inspect the Development Site at any time during Publisher’s normal business hours solely to verify Publisher’s compliance with this GDPA. In no event shall SIE be entitled to access any parts of the Development Site that are not relevant to the inspection. SIE may only carry out an inspection at the Development Site more than once in any 12 consecutive months in extraordinary circumstances (including, without limitation, if SIE reasonably suspects there to be a security issue at such Development Site). That SIE Company shall not conduct an inspection in a manner that disrupts Publisher's business activities. Publisher shall also provide that SIE Company with an inventory report of Development Tools in its possession within [***] days of SIE’s request, including the serial number for each Development Tool and its current physical location.

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7.10
Failure or breakdown. In the event any failure or breakdown of any of the Development Tools is notified to the applicable SIE Company pursuant to Section 7.8, that SIE Company shall, at its sole election, either repair or replace the Development Tools at no cost to Publisher provided: (i) such notice shall have been given within [***] months following the date of the delivery of the Development Tools in question or any component part(s) of such Development Tools; (ii) the failure or breakdown is due to defects in materials and/or workmanship which diminish or impair the functionality of the Development Tools; and (iii) the failure or breakdown is not attributable in whole or in part to Publisher’s negligence or misuse. Any other repairs or replacements are provided at the applicable SIE Company’s discretion. Nothing in this GDPA shall impose an obligation on SIE to repair or replace any Development Tools that would be considered obsolete or beyond economical repair.

7.11
Upgrades. The applicable SIE Company may advise Publisher (either in writing or via the Developer Website) if and when during the Term that SIE Company makes generally available to Licensed Developers or Licensed Publishers, any revised, updated, modified or enhanced version of any component of the Development Tools. Publisher shall be entitled or, at that SIE Company’s option, shall be required, to use such new version. The applicable SIE Company may, upon delivery to Publisher of these Development Tools, require Publisher to return to that SIE Company, the Development Tools previously in Publisher’s possession.

7.12	Loan of Hardware Tools. The applicable SIE Company may, in its discretion, loan Hardware Tools to Publisher.

7.12.1
Term, Termination and Return. The term of each applicable loan commences and ends on the dates specified by the applicable SIE Company for each Hardware Tool unit or component. The SIE Company may terminate the loan immediately if Publisher breaches any obligation in this GDPA. Upon termination: (i) all rights granted to Publisher revert to the applicable SIE Company; (ii) Publisher shall cease and desist from further use of the Development Tools; and (iii) Publisher shall immediately return the loaned Development Tools, including any other SIE Materials, to the applicable SIE Company at Publisher's cost. Publisher shall be responsible for any customs formalities or duties arising in connection with any such returns. If the loaning SIE Company reasonably determines Publisher failed to comply with a provision in this GDPA, it may demand immediate return of the loaned Hardware Tools and all Software Tools, and Publisher shall comply within [***] business days. If Publisher fails to return any Development Tools, and the applicable SIE Company resorts to legal means to recover the same, then Publisher shall pay all of that SIE Company’s expenses, including the replacement value of the loaned Development Tools and SIE’s reasonable attorney’s fees.

7.12.2
Risk of Loss. If any loaned Hardware Tools are lost, stolen, damaged, destroyed or copied, Publisher shall pay the applicable SIE Company the replacement value of the loaned Hardware Tools, as set forth in the Developer Website or as specified by the applicable SIE Company, in addition to any remedy that the applicable SIE Company may have at law or in equity. Publisher shall, at SIE’s sole cost and expense, execute any documents and take all actions that SIE reasonably requests to protect SIE’s right, title and interest to the Hardware Tools.

7.12.3
SIE Ownership. SIE retains all right, title and interest to any loaned Hardware Tools, including all Intellectual Property Rights. Publisher shall not sell, lease, license, transfer or dispose of the loaned Hardware Tools, or permit any lien or encumbrance. Publisher shall not do or cause

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to be done any act or thing in any way impairing or tending to impair SIE’s right, title or interest in or to loaned Hardware Tools.

8.	Manufacture and Supply of Physical Media Products

8.1
Designated Manufacturing Facilities. To ensure compatibility of Physical Media Products with the System, consistent quality of the Physical Media Products, and incorporation of anti-piracy security measures, each SIE Company shall designate and license at least [***] Designated Manufacturing Facility to reproduce Physical Media Products. Subject to an agreement to the contrary, in no circumstances shall any SIE Company or the Designated Manufacturing Facility treat any of Publisher’s Physical Media Products in any way more or less favorably, in terms of production turnaround times or otherwise, than the Physical Media Products of any other similarly situated third party licensee of such SIE Company or than the Physical Media Products published by such SIE Company itself. Publisher shall purchase all of its requirements for Physical Media Products, including demonstration discs and cards, Printed Materials, Packaging and assembly from a Designated Manufacturing Facility in the Territory in which they are to be distributed by Publisher under this GDPA, except as expressly set forth in this Section 8. Any Designated Manufacturing Facility may enforce the terms of this GDPA that relate to the manufacture and delivery of Physical Media Products. If law in a Territory prohibits SIE from requiring Publisher to use only a Designated Manufacturing Facility to manufacture Physical Media Products, Publisher may have Physical Media Products, including demonstration discs and cards, manufactured by a third party other than a Designated Manufacturing Facility, but Publisher may do so only to the extent the law in the Territory requires that Publisher have the right to do so, and only for Physical Media Products distributed in the Territory with such a prohibition. Publisher’s use of a third-party manufacturer other than a Designated Manufacturing Facility must otherwise comply with this GDPA, including the obligation to pay a platform charge.

8.2
Creation of Master Media. Using a fully-approved, reproducible file containing final Licensed Product, the applicable SIE Company or the applicable Designated Manufacturing Facility shall create a reproducible master of the Physical Media Product from which all units of the applicable Physical Media Product are to be replicated. Publisher shall be responsible for the costs, as determined by the applicable SIE Company or the applicable Designated Manufacturing Facility, of producing the reproducible masters of Physical Media Products.

8.3
Orders. Publisher shall issue Purchase Orders to the applicable Designated Manufacturing Facility, with a copy to the SIE Company in the Territory where the order is placed. No Purchase Orders will be processed for any Physical Media Product unless that product is approved in accordance with Section 6, and complies with the Guidelines. All Purchase Orders shall be subject to approval by the applicable SIE Company, not to be unreasonably withheld, and to acceptance by the applicable Designated Manufacturing Facility pursuant to the Guidelines. Purchase Orders issued by Publisher to a Designated Manufacturing Facility for each Licensed Product approved by the applicable SIE Company shall be non-cancelable and are subject to the standard terms and conditions of the Designated Manufacturing Facility that are generally applicable to all Licensed Publishers at the time of acceptance of the Purchase Order. Publisher shall not, directly or indirectly, solicit orders for or sell any units of Physical Media Products in any situation where Publisher knows or reasonably should know that any of such Physical Media Products may be exported or resold outside of the Territory in which they are ordered.

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8.4
Manufacture and supply of units. Upon approval of a Licensed Product and associated Printed Materials pursuant to Section 6, and subject to Sections 8.5 through 8.7, the applicable Designated Manufacturing Facility will, in accordance with the terms and conditions set forth in this Section 8, and at Publisher’s request and sole expense (a) manufacture and supply Physical Media Products for and to Publisher; (b) manufacture and supply Publisher’s Packaging and Printed Materials; and (c) assemble the Physical Media Products with the related Printed Materials and Packaging. Publisher shall comply with all Guidelines relating to the production of units of Physical Media Products. The applicable SIE Company reserves the right to insert or require Publisher to make arrangements for the insertion of certain Printed Materials relating to the System into each unit.

8.5
Manufacture and supply of Printed Materials by Designated Manufacturing Facility. Publisher shall deliver the applicable SIE-approved Printed Materials to the applicable Designated Manufacturing Facility, at Publisher’s sole risk and expense, and the Designated Manufacturing Facility will manufacture Printed Materials in accordance with this Section 8. Neither SIE nor any Designated Manufacturing Facility is liable for loss of or damage to Printed Materials [***].

8.6
Manufacture of Packaging and Printed Materials by Alternate Source. Subject to the prior, express, written approval (in its sole discretion) of the SIE Company in the Territory in which the Physical Media Products are to be distributed by Publisher under this GDPA and the Guidelines, Publisher may elect to be responsible for manufacturing its own Packaging and Printed Materials (other than artwork which is to be reproduced or displayed on any Physical Media Product, which Publisher will supply to the applicable Designated Manufacturing Facility for incorporation within the Physical Media Product), at Publisher’s sole risk and expense. The applicable SIE Company shall have the right to disapprove any Packaging or Printed Materials that do not comply with the applicable Guidelines. If Publisher elects to supply its own Packaging or Printed Materials, neither SIE nor any Designated Manufacturing Facility shall be responsible for any shortage or delays arising from use of Publisher’s own Packaging or Printed Materials.

8.7
Assembly Services by Alternate Source. Subject to the prior, express, written approval (in its sole discretion) of the SIE Company in the Territory in which the Physical Media Products are to be distributed by Publisher under this GDPA and the Guidelines, Publisher may procure assembly services from an alternate source. If Publisher elects to be responsible for assembling the Physical Media Products, then the applicable Designated Manufacturing Facility shall ship the component parts of the Physical Media Product to a destination designated by Publisher, at Publisher’s sole risk and expense. The applicable SIE Company shall have the right to inspect any assembly facilities that Publisher proposes to use in order to determine if the component parts of the Physical Media Products are being assembled in accordance with SIE’s quality standards. The applicable SIE Company may require Publisher to recall any units of any Physical Media Products that fail to comply with the Guidelines. If Publisher elects to use alternate assembly facilities, neither SIE nor any Designated Manufacturing Facility shall be responsible for any shortage or delays or other production issues, including breakage or missing component parts, arising from use of alternate assembly facilities. Publisher shall comply with all applicable labor and employment laws and shall not employ child labor, slave labor or forced labor in connection with the assembly of the Licensed Products, or use any third party that does so.

8.8	Delivery of Physical Media Products. The applicable Designated Manufacturing Facility will deliver Physical Media Products to Publisher at Publisher’s sole expense, except where otherwise

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stated in the Guidelines [***] or agreed in writing by the applicable SIE Company, but does not guarantee delivery by any delivery date stipulated by Publisher; [***]. Publisher shall have no right to have completed units of Physical Media Products stored at the applicable Designated Manufacturing Facility after manufacture.

8.9
Ownership of Original Master Discs. Neither SIE nor any Designated Manufacturing Facility has any obligation to release to Publisher any original reproducible masters created under Section 8, or any other in-process materials. These masters and materials are and will remain the sole property of SIE or the Designated Manufacturing Facility (as applicable). Notwithstanding the foregoing, the Publisher Intellectual Property Rights that is contained in these masters or materials are, as between SIE and Publisher, the sole and exclusive property of Publisher or its licensors.

8.10
Other Products. This Section 8 shall apply to the manufacture, order, supply and delivery of other non-standard products or Packaging relating to Licensed Products, if any, ordered by Publisher from a Designated Manufacturing Facility, unless otherwise stated in this GDPA or the Guidelines.

9.	Distribution.
(a) Production and distribution of Licensed Products is subject to SIE’s assessment, testing and approval pursuant to Section 6.3. Publisher and SIE will distribute Licensed Products in accordance with Sections 9.1 or 9.2, as applicable.
(b) Distribution of any PlayStation Compatible Product other than Licensed Products (including any Peripherals) may be subject to written approval by SIE in its sole discretion and that such approval may require Publisher to submit any PlayStation Compatible Product to SIE for evaluation, assessment, testing and approval pursuant to Section 6.3 and the Guidelines, including evaluation of the commercial aspects of the PlayStation Compatible Product. Publisher’s distribution of such PlayStation Compatible Product may be subject to commercial or other conditions required by SIE (following such evaluation or otherwise) pursuant to written agreement, including a requirement that a PlayStation Compatible Product must be distributed through PSN.

9.1	Distribution of Physical Media Products

9.1.1
Form of Distribution. Unless expressly approved in writing by the SIE Company in the applicable Territory, Licensed Products distributed physically to end-users shall be in the form of Physical Media Products only. Publisher shall not, directly or indirectly, bundle a Licensed Product with any other Licensed Product or any other content, good or service, without SIE’s prior written consent. Where such approval is granted, the terms of this GDPA shall apply to those units.

9.1.2
Distribution Channels. Publisher may use distribution channels for Physical Media Products as Publisher deems appropriate, including the use of third-party distributors, resellers, dealers and sales representatives.

9.1.3
Simultaneous Publishing. Except as agreed by an SIE Company in the applicable Territory, any Physical Media Product must be released by Publisher on the same date as the equivalent Digitally Delivered Product, as determined by SIE under Section 9.2 or as otherwise agreed between the parties.

9.2	Distribution of Digitally Delivered Products

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9.2.1
Distribution Channel for Digitally Delivered Products. Unless expressly approved in writing by all SIE Companies in the relevant Territories, Digitally Delivered Products and any subscriptions or services associated with Licensed Products shall be distributed through PSN only, in accordance with this Section 9. Publisher may, however, electronically transmit PlayStation Compatible Products from Development Site to Development Site, or from machine to machine over a computer network, for the sole purpose of facilitating development or testing of PlayStation Compatible Products to be carried out under Section 6, provided that Publisher uses reasonable security measures customary within the high technology industry to reduce the risk of unauthorized interception or retransmission of those transmissions.

9.2.2	PSN.
(a)    Publisher may offer to each SIE Company the right to sell, rent or license Digitally Delivered Products and subscriptions or other services related to Licensed Products to Users via PSN in each relevant Territory in accordance with the terms of this GDPA or, if SIE chooses to make such option available to Publisher, have that SIE Company sell or rent those products on behalf of Publisher via PSN as its exclusive agent, in accordance with the terms of this Section 9, Section 15 and the Guidelines, or other standard terms SIE may communicate to Licensed Publishers. Subject to Publisher and an SIE Company’s agreement on applicable Wholesale Price or other consideration, Publisher grants to SIE the right, which may be exercised by SIE directly or through an Affiliate, on or through PSN, throughout the world, to: (i) install, load, host and reproduce Digitally Delivered Products and Product Information on servers; (ii) sell, resell (including by means of a retail voucher or otherwise), deliver and provide access electronically to and use of Digitally Delivered Products (either alone or as part of a bundle) including by means of reproduction, transmission, digital streaming, broadcast, public performance, public display, public communication, digitally wrapping and repackaging (such rights extending to any product (including its offline manual) published exclusively as a Physical Media Product under a Licensed Publisher Agreement which the parties agree shall be digitally wrapped or repackaged by SIE for distribution as a Digitally Delivered Product through PSN subject to the terms of this GDPA); (iii) digitally stream Licensed Products to Users via PlayStation Now, and copy and adapt the Licensed Products solely as necessary for that purpose; (iv) sublicense to Users, for their personal, non-commercial purposes, the right to browse Digitally Delivered Products; and a worldwide, non-transferable and non-exclusive right to access, download, use, play and store Digitally Delivered Products, subject to the terms established by SIE under which Digitally Delivered Products are supplied to Users, including, in exchange for rental, subscription, bundle or time-based usage fees, and subject to any rental, subscriptions or other usage terms established by SIE; (v) sublicense to Users, a worldwide revocable, non-transferable and non-exclusive right to access Online Activity or re-download and use any Digitally Delivered Product previously downloaded to the same PSN account, without further charge or obligation; (vi) market, advertise and promote Digitally Delivered Products in any media; (vii) use Digitally Delivered Products, Advertising Material, and Product Information, as is reasonable in SIE’s judgment, to facilitate Digitally Delivered Product resale on or through PSN; and (viii) make, store and use copies of Digitally Delivered Products and Product Information internally for testing, development, evaluation, quality control, User support, support in the operation of PSN (and any services offered thereunder) and for archiving, administrative, legal and rating board and other compliance purposes.
(b)    Notwithstanding anything to the contrary contained in this Agreement, SIE acknowledges that, with respect to the [***], as between Publisher and SIE, SIE shall be solely responsible for [***] having jurisdiction in each applicable country in the Territory solely to the extent required under applicable law in connection with [***].

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9.2.3
License to Product Information. Publisher shall provide SIE with Product Information for each Licensed Product for use by SIE in accordance with this Section 9.2.3 and the Guidelines. Publisher grants to SIE, for the Term, a non-exclusive license to use Product Information to further SIE’s resale or other electronic distribution of Digitally Delivered Products. This license includes the following grant of rights to SIE to: (i) use, publish, reproduce, distribute, display, exhibit, transmit and communicate to the public, make available, and publicly perform on or through any media whatsoever Publisher’s and its licensors’ trademarks, service marks or logos, and Product Information in connection with the marketing or promotion of Digitally Delivered Products on PSN or, with Publisher’s prior written approval (such approval not to be unreasonably withheld), in connection with any campaign which is primarily aimed at advertising, marketing or promoting PSN, the PlayStation Store, the Systems or the PlayStation brand generally, and; (ii) subject to Publisher’s prior written approval, edit, crop or vignette all such materials as appropriate to comply with technical limitations. The licenses granted in this Section 9.2.3 include a license to use Publisher Intellectual Property Rights as reasonably necessary to exercise the foregoing rights and licenses.

9.2.4
PSN Vouchers. At Publisher's request, SIE may (without obligation) issue PSN voucher codes and printed vouchers displaying such codes for Digitally Delivered Products, subject to agreement with Publisher on Wholesale Price or applicable revenue share, and, where applicable, on payment of SIE's fee for voucher production and supply as stipulated in the Guidelines, for: (i) non-commercial use (including internal use) by Publisher; (ii) promotional use by Publisher; or (iii) supply (but not resale) to consumers. PSN vouchers issued to consumers may be redeemed in any country of the applicable Territory in which PSN is available. Where permitted by an SIE Company and subject to the Guidelines, Publisher may purchase from the applicable SIE Company physical cards with printed PSN voucher codes that entitle users to redeem Digitally Delivered Products from PSN and distribute or sell physical cards to third party retailers for resale to users. Publisher shall obtain voucher codes solely from the applicable SIE Company in the applicable Territory.

9.2.5
No Obligation. Each SIE Company reserves the right, in its sole discretion, to do any of the following, at any time, without notice to Publisher: (i) operate and manage PSN; (ii) control the timing, manner, extent and duration of any offer, display, supply, distribution, delivery, marketing, advertising and promotion of Digitally Delivered Products acting reasonably and in good faith; (iii) subject to agreement on applicable Wholesale Price or other consideration, distribute, rent, sell, resell or market any product and service on PSN, including those that compete with Digitally Delivered Products; (iv) use age gates, filters or other restrictions to accessing Digitally Delivered Products and Online Activity; (v) commence or discontinue the marketing, resale, or electronic distribution of any Digitally Delivered Product acting reasonably and in good faith; and (vi) suspend or cease PSN’s operation, in whole or in part, or suspend or cancel the offering or supply of any Digitally Delivered Product to a User in accordance with the ToSUA.

9.2.6
DRM. SIE has no obligation to use any digital rights management technology in conjunction with its resale or other electronic distribution of Digitally Delivered Products. If SIE, in its sole discretion, elects to use means to limit the improper use of Digitally Delivered Products, SIE will do so without any liability to Publisher, and Publisher shall use commercially reasonable efforts to support any such efforts. SIE shall not remove, alter, deactivate or

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otherwise impair any digital rights management technology that Publisher may, in its sole discretion, include with any Digitally Delivered Products or any metadata or information associated therewith, provided this does not conflict with the requirements of the Guidelines.

9.2.7
Product Submission. Publisher shall provide Digitally Delivered Products to SIE for supply on or through PSN by submitting to an SIE Company a Digitally Delivered Product pursuant to the process described in the Guidelines or otherwise communicated to Publisher by SIE (each such submission a “Product Submission”). Each Product Submission must include a true and accurate description of the Digitally Delivered Product, along with complete metadata for the Digitally Delivered Product as specified in the Guidelines or otherwise communicated to Publisher by SIE. Publisher is liable to SIE and Users for inaccurate or misleading (including by omission) product descriptions. There will be no obligation on SIE to supply any Digitally Delivered Product until SIE has accepted the relevant Product Submission (without prejudice to Section 9.2.5(ii)). Each accepted Product Submission is hereby incorporated into and becomes a part of this GDPA. SIE may amend or change the Product Submission process and requirements at any time and will provide reasonable notice to Publisher of those changes. If a change to the Product Submission process or requirements requires additional information from Publisher, Publisher shall promptly provide that information to SIE on request. Publisher shall follow the Product Submission process that is current at the time Publisher submits Digitally Delivered Products. Any changes that Publisher wishes to make to a Product Submission must be notified to SIE by way of a separate Product Submission.

9.2.8
Removal from PSN Storefront. Publisher may cease the sale or other provision of a Digitally Delivered Product to SIE by providing SIE with written notice no less than 21 days prior to cessation, or as required by the Guidelines; provided that SIE shall use its commercially reasonably efforts to remove promptly any Digitally Delivered Product(s) where Publisher deems it is legally necessary. SIE may purchase and resell or license and otherwise make available for electronic distribution via PSN, an unlimited quantity of Digitally Delivered Products until the date of cessation.

9.2.9
Territory Restrictions. SIE shall only be taken to have exercised its rights under this Section 9 in respect of any Digitally Delivered Product in a particular country where SIE's activities in respect of that Digitally Delivered Product are directed at that country. Access to, use of or download of such product through PSN by a User outside the Territory is not a breach of this GDPA or a breach of any Publisher Intellectual Property Rights or (as between SIE and Publisher) the Intellectual Property Rights of any other person; provided that SIE shall use commercially reasonable efforts to limit display of, Digitally Delivered Products on PSN to Users within the applicable Territory.

10.	EULAs and Additional Terms

10.1
Additional Terms. Publisher may have its own terms describing or limiting use of its Digitally Delivered Products, in accordance with the Guidelines (“Additional Terms”). Additional Terms shall be provided to SIE with the relevant Product Submission. SIE reserves the right to review and suggest revisions to the Additional Terms but without liability for them, and Publisher shall consider SIE’s suggestions in good faith. Publisher may update the Additional Terms from time to time without submitting them to SIE. SIE is not liable for Publisher’s failure to comply with Additional Terms.

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The Additional Terms must not be inconsistent with the Software Product License Agreement or the ToSUA as they relate to Licensed Product’s or a User’s interaction with the System or to SIE’s liability.

10.2
Licensed Product Terms. Publisher acknowledges that the Software Product License Agreement shall be a license effective between Publisher, SIE and users of Licensed Products. Publisher shall be entitled to present its own license (a “Publisher EULA”), which may be updated by Publisher from time to time, provided that the terms of the Publisher EULA are not inconsistent with the terms and conditions of the Software Product License Agreement or the ToSUA as they relate to a Licensed Product’s or User’s interaction with the System or SIE’s liability, and includes the following terms:

10.2.1	the Publisher EULA is between Publisher and the user, not between any platform provider and the user;

10.2.2	Publisher is solely responsible for the Licensed Product;

10.2.3	a limited license to use the Licensed Product only on a platform that the user owns or controls or other such system to which the Licensed Product is delivered by a platform provider service; and

10.2.4
each SIE Company (or the SIE Company for the Territory where the Licensed Product is being sold if the Publisher EULA is regional) is a third party beneficiary of the Publisher EULA. For the avoidance, of doubt, Publisher need not specifically refer to each SIE Company by name in order to achieve compliance with this Section 10.2.4.

11.	Advertising

11.1	Generally. Publisher may advertise PlayStation Compatible Products or related Online Activity, but all advertising must be carried out in accordance with the Guidelines.

11.2
In-Game Advertising. Static or dynamically placed or served advertisements placed in Licensed Products must comply with the Guidelines and Section 15.3. SIE has sole discretion to reject, block placement of, remove or require removal of any advertisement that (i) does not comply with the Guidelines, applicable law, regulations, court decision, other judicial or administrative order, age ratings system, or principles of any applicable age ratings board; or (ii) which may reasonably cause (in light of the PlayStation Compatible Product’s rating and other content) SIE or any Affiliate to suffer public disrepute, contempt, scandal or ridicule, or which would insult or offend the relevant community or any substantial organized group thereof or which would adversely affect SIE or any Affiliate’s name, reputation or goodwill. SIE shall notify Publisher in writing if it rejects, blocks or removes any advertisement in accordance with this Section 11.2. SIE reserves the right to require Publisher to use commercially reasonable efforts to develop and implement a tracking mechanism to verify the number of users viewing advertisements in a Licensed Product. For the purposes of this Section 11.2, “advertisement” shall be deemed to include promotions, product placements, and references and trademarks relating to sponsorships.

12.	Online Activity & Data Collection

12.1	Publisher Obligations. If a Licensed Product allows Users to engage in Online Activity, then, as between Publisher and SIE, Publisher must, at its sole expense for the term in which the User has

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rights to use the Licensed Product or the Online Activity (whichever is the shorter), do the following in compliance with the Guidelines and this GDPA:

12.1.1	host and provide Users with access to Online Activity;

12.1.2	provide Users with customer support in a commercially reasonable manner;

12.1.3
Publisher will manage Online Activity in accordance with the terms of its Publisher EULA for the applicable Licensed Product or Online Activity. Where a User makes Publisher aware of any breach or suspected breach by another User of the ToSUA, Publisher will promptly notify the User reporting such breach to SIE’s own internal reporting systems or otherwise direct the User concerned to such systems.

12.1.4
appoint a dedicated contact person for Online Activity, who will act as a liaison between SIE and Publisher for all matters relating to the same. Publisher shall give SIE [***] days’ written notice prior to any change of a designated contact person;

12.1.5	display a link to any Additional Terms relating to any Online Activity in the PSN metadata for the relevant PlayStation Compatible Product before a User engages in such Online Activity;

12.1.6
operate all Online Activity with particular regard to the protection of children and privacy, and in compliance with legal requirements or as stipulated under any voluntary system relating to the labeling and conduct of gameplay websites designated by SIE to Licensed Publishers generally, and comply with any SIE policy contained in the Guidelines relating to the protection of children during Online Activity and, where Publisher employs PSN authentication on websites in accordance with the Guidelines, implement appropriate age filters; and

12.1.7
provide 90 days’ notice to SIE in order to enable SIE to notify consumers in a clear and conspicuous manner of any permanent shutdown to a server hosting or supporting Online Activity on PSN and Publisher shall provide Users with such notification at least [***] days prior to the date Online Activity terminates.

12.2	Use of PSN ID. Publisher must require all end-users to sign in with their unique PSN ID, or such other SIE identifier specified by SIE, when accessing Online Activity.

12.3
Personal Information Collection by Publisher. If Publisher collects any Personal Information from a System or Licensed Product, Publisher shall do so in strict accordance with all applicable laws and regulations, and the Guidelines. Publisher shall, at a minimum:

12.3.1	Implement reasonable and appropriate measures to protect the confidentiality, security, and integrity of any Personal Information collected; and

12.3.2
Without limiting the obligation to comply with all applicable laws and regulations under this Section 12.4, provide notice to users of its privacy practices, including at least material terms relating to the following:

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12.3.2.1	the Personal Information collected;

12.3.2.2	the purposes for which Personal Information will be used;

12.3.2.3	to whom Personal Information will be disclosed;

12.3.2.4	where Personal Information will be transferred; and

12.3.2.5	how an individual can access, correct and delete Personal Information about them.

12.3.3	Publisher shall comply with the practices described in Publisher’s privacy notice.

12.4
Personal Information Disclosed to Publisher by SIE. SIE has no obligation to disclose data collected by or on behalf of SIE or its Affiliates to Publisher. If Personal Information is disclosed to Publisher by SIE (“SIE Personal Information”) in SIE’s absolute discretion, Publisher agrees to the following, solely in relation to such SIE Personal Information:

12.4.1	to limit, subject to Section 12.4.2, its processing of SIE Personal Information strictly to those purposes defined in the Guidelines or in writing by SIE and for no other purpose;

12.4.2	that prior to processing SIE Personal Information for any purposes beyond those defined under Section 12.4.1, it will:

12.4.2.1	obtain SIE’s express, written consent to the use of such data for such purposes such consent to be in SIE’s sole discretion;

12.4.2.2	inform the individual of Publisher’s identity;

12.4.2.3	inform the individual of the purposes for which the data will be used;

12.4.2.4	obtain the individual’s explicit consent to such transfer and use; and

12.4.2.5
provide notice to the individual that the use and any disclosure of the SIE Personal Information shall be subject to Publisher’s privacy policy and that SIE is not responsible or liable for Publisher’s use of the SIE Personal Information;

12.4.3
to handle SIE Personal Information in accordance with law and: (a) with respect to SIE Personal Information processed by Publisher pursuant to Section 12.4.2 with any terms for handling and use presented by SIE and Publisher’s privacy policy, and (b) with respect to SIE Personal Information processed by Publisher pursuant to Section 12.4.1, the Guidelines and with any terms for handling and use presented by SIE;

12.4.4
to implement measures to protect the confidentiality, security, and integrity of any SIE Personal Information that SIE Company shares with Publisher that are reasonable, adequate or otherwise required by Section 12.4.3; and

12.4.5	where such SIE Personal Information relates to an end user who is located in a country with, or is a customer of SIE that is subject to, a law, regulation or direction of any competent

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authority that restricts the export or transfer of such SIE Personal Information outside of that country (or its region, such as the European Economic Area), if requested by SIE, Publisher shall implement such agreements and take such steps as are required by that law, regulation or direction to ensure SIE is in compliance with the restriction.

12.4.6
For the avoidance of doubt, this Section 12.4 shall not apply to any Personal Information that is collected by Publisher directly from a User, which shall be subject to Publisher’s EULA and Section 12.3.

13.	Marketing of Licensed Products

13.1
Marketing Generally. At no expense to SIE, Publisher will, and will direct its distributors to, market, sell and distribute the Physical Media Products, market Digitally Delivered Products, use commercially reasonable efforts to: (a) stimulate demand for all Licensed Products throughout the applicable Territories, and (b) supply units of Physical Media Products to satisfy any resulting demand.

13.2
Samples. Publisher will provide sample units of each Physical Media Product to the SIE Company in each relevant Territory in the quantities and per the terms specified in the Guidelines. In the event that Publisher assembles any Physical Media Product using an alternate source in accordance with Section 8.7, Publisher will be responsible for shipping such sample units to each applicable SIE Company, at Publisher’s cost and expense, promptly following the commercial release of such Physical Media Product. SIE shall not directly or indirectly resell any such sample units of the Physical Media Products without Publisher’s prior written consent. SIE may distribute sample units to its employees or those of its Affiliates, provided that it uses its reasonable efforts to ensure that such units are not sold into the retail market. In addition, subject to availability, Publisher shall sell to each applicable SIE Company additional units at cost.

13.3
Marketing Programs. SIE may invite Publisher to participate in promotional or advertising opportunities that may feature [***] Licensed Products from one or more Licensed Publishers. Participation shall be voluntary and subject to terms to be determined by SIE at the time of the opportunity. In the event Publisher elects to participate, all materials submitted by an authorized representative of Publisher to SIE shall be submitted subject to the Guidelines and delivery of such materials to SIE shall constitute acceptance by Publisher of the terms of the offer. Each SIE Company shall be entitled to display and otherwise use an attribution line substantially similar to the following on its multi-product marketing materials: “Copyrights and trademarks are property of their respective owners.”

13.4
PlayStation Website. Publisher shall provide SIE with Product Information in HTML or such other format as specified by SIE for each of its Licensed Products for display on [***] PlayStation promotional websites. Specifications for Product Information for those websites shall be as provided in the Guidelines. Publisher shall provide each applicable SIE Company with such Product Information for each Licensed Product upon submission of Printed Materials to the applicable SIE Company for approval pursuant to the Guidelines. Publisher shall also provide updates for any such web page in a timely manner as may be required in the Guidelines.

14.
Subcontracting. Publisher may provide a subcontractor with access to the SIE Materials where required to assist with the development, testing, publication and marketing of PlayStation Compatible Products only where Publisher has: (i) made the subcontractor aware of the confidentiality, data protection, and other relevant

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provisions of this GDPA; and (ii) received the subcontractor’s written commitment to abide by those terms. Publisher shall remain fully liable for Publisher’s compliance with all of the provisions of this GDPA, and shall remain fully liable for and hereby unconditionally guarantees all obligations for the compliance of any subcontractor with the confidentiality, data protection, and other provisions of this GDPA. Publisher shall disclose to a subcontractor the SIE Materials only to the extent necessary to allow the subcontractor to assist with the development, publication and marketing of PlayStation Compatible Products. SIE has no obligation to grant any subcontractor access to the Developer Website (and Publisher shall not share its access with a subcontractor). A subcontractor has no right to publish Licensed Products, including any right to order or pay for Publisher’s Physical Media Product. SIE may, in the event that it reasonably suspects that: (a) Publisher has, or is likely to breach, this Section 14; or (b) any subcontractor has failed, or is likely to fail, to comply with terms of any agreement with an SIE Company or any of the confidentiality, data protection and/or other relevant provisions of this GDPA, prohibit disclosure of the SIE Materials to a subcontractor under this section at any time, effective immediately upon notice from SIE to Publisher. SIE may subcontract or sublicense any of its rights or obligations under this GDPA, [***].

15.	Revenue and Payments

15.1
Physical Media Products. Publisher shall pay each Designated Manufacturing Facility located in the Territory in which Publisher distributes Physical Media Products, either directly or through its designee, for Physical Media Products, including Physical Media Products in any “Greatest Hits,” “Platinum” or any other program, and demonstration discs, at the rates and in the manner specified in the Guidelines, the terms of this Section 15, or otherwise communicated to Publisher by other means used by SIE to communicate standard terms to Publishers from time to time. Publisher shall inform SIE of its Wholesale Price for each Physical Media Product title which shall form the basis of the platform charge payable to the applicable Designated Manufacturing Facility, such amount to be calculated by SIE and notified to the Publisher in accordance with the Guidelines. Payment shall be made prior to manufacture unless the applicable SIE Company has agreed in writing to extend credit terms to Publisher under Section 15.1.1. The burden of proof under this Section 15 shall be on Publisher. SIE reserves the right to require Publisher to furnish evidence satisfactory to SIE that Publisher has complied with any or all of its obligations pursuant to this Section 15.

15.1.1
Credit Terms. SIE may extend credit terms to Publisher in SIE’s sole discretion. Credit terms and limits shall be subject to revocation or extension at SIE’s sole discretion. If credit terms are extended to Publisher, Purchase Orders will be invoiced by the Designated Manufacturing Facility upon shipment of Physical Media Products and each invoice will be payable within [***] days of the date of the invoice or other period stated in the Guidelines. Publisher shall be additionally liable for all costs and expenses of collection of any unpaid amounts, including reasonable fees for lawyers and court costs.

15.1.2
General Terms. Each shipment by the Designated Manufacturing Facility to Publisher shall constitute a separate sale, whether said shipment constitutes the whole or partial fulfillment of any Purchase Order. Title to units of Physical Media Products pass to Publisher only upon payment in full of the amounts due under this GDPA for those units. The receipt and deposit of any moneys payable by Publisher under this GDPA shall be without prejudice to any rights or remedies that SIE or the Designated Manufacturing Facility has and shall not restrict or prevent either from challenging the basis for calculation or payment accuracy.

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15.1.3
SIE Audit. Publisher shall keep full, complete, and accurate records covering all transactions relating to Physical Media Products ordered and manufactured pursuant to this GDPA including, the Wholesale Price received for Physical Media Products, and all records relating to indirect revenue under Section 15.3. Publisher shall preserve such records, documents, and materials for a period of [***] months after the expiration or termination of this GDPA. SIE’s acceptance of any accounting statement, purchase order, or payment will not preclude SIE from challenging or questioning the accuracy thereof at any time up to [***] months after the expiration or termination of this GDPA. If SIE reasonably believes that the pricing or revenue information provided by Publisher is not accurate, SIE is entitled to request additional documentation from Publisher to support the information provided. In addition, during the Term and for a period of [***] thereafter and upon the giving of reasonable prior written notice to publisher (no less than [***] days), at SIE’s expense, representatives of SIE shall be given access to, and the right to inspect, audit, and make copies and summaries of, and take extracts from, such portions of all records of Publisher, including those records from Publisher’s affiliates and branch offices, as they pertain to the Licensed Products and any payments due or credits received. Any such audit shall take place during normal business hours, be carried out no more than once in any consecutive [***] period, not take place within [***] days of the end of Publisher’s fiscal year, and shall, at SIE’s sole election, be conducted either by an independent certified accountant or by an appropriately professionally qualified SIE employee. SIE shall require any independent certified accountant performing an audit to execute a non-disclosure agreement with Publisher in a form acceptable to Publisher. If such inspection reveals any under-reporting of any payment due to SIE, Publisher shall promptly pay SIE such amount. If any audit conducted by SIE reveals that Publisher has under-reported any payment due to SIE by [***] or more for the relevant audit period and that is no less than [***], then in addition to the payment of the appropriate amount due to SIE, Publisher shall reimburse SIE for all reasonable audit costs for that audit and all collection costs to recover any unpaid amounts.

15.2	Digitally Delivered Products

15.2.1
Publisher Revenue. In consideration of the rights granted by Publisher under Section 9.2.2, each applicable SIE Company shall pay to Publisher the applicable Wholesale Price and/or agreed revenue share for the Digitally Delivered Products covered by a Product Submission accepted by SIE. SIE has no obligation to pay for any Digitally Delivered Product (and will be entitled to a refund for amounts paid to Publisher): (i) unless and until SIE receives payment from the relevant User; (ii) that is not fully compliant with this GDPA; (iii) that is defective, non-functional or inaccessible through no fault of SIE; or (iv) that is provided by SIE free of charge as a replacement copy or an agreed promotion. Other than the Wholesale Price and/or agreed revenue share or as otherwise set out in this GDPA, Publisher is not entitled to any other fee in connection with any Digitally Delivered Products. No further Wholesale Price or agreed revenue share shall be payable to Publisher where a User exercises an entitlement included with a Licensed Product (whether at purchase or at a later time) to download additional copies to other Systems or other compatible devices, whether by means of emulation or otherwise. Publisher may change a Digitally Delivered Product’s Wholesale Price and/or Additional Terms by providing SIE with a revised Product Submission specifying the changes and the desired effective date. SIE shall use commercially reasonable efforts to

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meet the effective date of any such changes requested by Publisher. A revised Product Submission shall be subject to the provisions of Section 9.2.7.

15.2.2
Retail Price. Each SIE Company has the sole and exclusive right to set the retail price to Users for Digitally Delivered Products sold or otherwise made available for purchase on or through PSN in its Territory, unless SIE adopts and presents to Publisher an alternative structure for distributing Digitally Delivered Products. The applicable SIE Company may modify any Digitally Delivered Product’s retail price at any time without notice to Publisher. Publisher shall not interfere with the applicable SIE Company’s price setting, but may provide SIE with suggested retail prices for Digitally Delivered Products. SIE reserves the right to adopt an alternative distribution model upon reasonable notice to Publisher.

15.2.3
Refunds. SIE has no obligation to make any payment to Publisher under Section 15.2.1 in respect of any sale where SIE has chosen or is required by applicable law or regulation to refund the price paid by the User for that sale for any reason, other than where such refund becomes due directly as a result of SIE’s failure to comply with the terms of this GDPA.

15.2.4
Report and Payment Terms. SIE will provide Publisher with statements identifying the quantity of Digitally Delivered Product sold or licensed by SIE to, or otherwise purchased by, Users (based upon the date SIE receives payment) as well as any refunds for Digitally Delivered Products. Subject to the receipt of Publisher’s valid tax invoice which meets the requirements of the relevant taxation authorities (where requested by an SIE Company), SIE will pay Publisher the Wholesale Price and/or agreed revenue share for the net quantity of Digitally Delivered Products sold or licensed on PSN in the currency, at the times, and in the manner stated in the Guidelines but not before the initial commercial release of the applicable Licensed Product in the Territory, or as otherwise communicated to Publisher. Where any amounts that SIE must pay under this GDPA are based on SIE or Affiliate revenue, those amounts are calculated after deduction for consumption taxes (including VAT), duties, charges or assessments which SIE or an Affiliate may have to collect or pay with respect to the sale or licensing of Licensed Products. Applicable currency exchanges will be based on the Sony Corporation official rate, or such other independent third party currency conversion provider as SIE may adopt in its sole discretion, for the period in which the relevant Digitally Delivered Products are sold or licensed on PSN. Subject to Section 15.2.3: (a) if the total amount of refunds issued by the applicable SIE Company for refunded Digitally Delivered Products exceeds the amount owed by that SIE Company to Publisher in the relevant period, Publisher shall pay that SIE Company an amount equal to the difference; (b) SIE may withhold sums equal to refunds it has made from any payments due to Publisher and withhold payment of any other disputed funds until such time as the parties resolve any dispute; and (c) if requested by SIE, Publisher shall issue credit notes to SIE for all refunds shown in SIE’s statement in the month following that in which it receives a statement from SIE itemizing the refund in question.

15.2.5
SIE Subscriptions. From time to time, SIE may offer Publisher the opportunity to make certain Digitally Delivered Products available as part of PlayStation Plus or other premium package of products and services offered through PSN to Users paying the relevant subscription fee. The relevant Digitally Delivered Products and the agreed price, if any, to be paid by SIE for the inclusion of such products shall be recorded in a schedule to this GDPA

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or otherwise in writing. Failure to provide any such Digitally Delivered Product in the agreed form and at the agreed time shall entitle SIE to a refund of any sums paid for such product as set out in the Guidelines or as agreed in writing. Publisher shall not share under this GDPA in any revenue received by SIE or any Affiliate as a result of the operation of or related to PSN generally, including subscription revenue generated by PlayStation Plus, regardless of whether or not a PlayStation Plus subscription is required to access a Licensed Product or elements of a Licensed Product.

15.2.6
Publisher Audit. SIE shall keep full, complete and accurate records covering all transactions relating to Digitally Delivered Products to verify its calculation of proper payment pursuant to this Section 15.2, and shall preserve these records for a period of 12 months after this GDPA’s termination, or two years after presenting the applicable periodic statement to Publisher, whichever is earlier. Publisher’s acceptance of any accounting statements, records or payment under this GDPA will not preclude Publisher from challenging or questioning the accuracy of any statement or report during the Term and the 12-month period after this GDPA’s termination. Publisher will give SIE specific notice of any objection to a statement provided under Section 15.2 within 36 months following the date on which SIE first sent the statement to Publisher, or the statement will become conclusively binding and Publisher waives any further right to object. If Publisher has a good faith and reasonable belief that SIE has not provided accurate information and owes Publisher payment under this Section 15.2 as a result, then Publisher may, upon describing in detail the basis for its reasonable belief and providing objective evidence indicating that SIE has underpaid, request additional, supporting documentation from SIE to verify the resale of Digitally Delivered Product to Users. If the matter remains unresolved, the parties shall then attempt in good faith, for a period of not less than [***] days to resolve any dispute related to any statement or payment challenged by Publisher. If such dispute remains unresolved, Publisher may then, at its expense, hire a nationally recognized, third-party accounting firm, on a non-contingency fee basis, reasonably acceptable to SIE, to inspect, audit and make copies and summaries of and take extracts from, those portions of SIE’s records pertaining to payments due or credits received under this Section 15.2. Publisher shall require an accounting firm performing an audit to execute a non-disclosure agreement with SIE in a form acceptable to SIE. Information provided to or obtained by Publisher or the accounting firm performing an audit is deemed SIE Materials. The right to conduct such an audit shall not confer on Publisher the right to access any systems or equipment which comprise or support PSN or any information contained therein. Publisher shall provide SIE with reasonable prior written notice (in no event less than [***] days) of Publisher’s intent to perform an audit, but no audit may take place within [***] days after the end of SIE’s fiscal year. Any audit must take place during SIE’s normal business hours. An audit may not be performed more than [***], and no record may be audited more than once. If an audit reveals any under-reporting of any payment due to Publisher, SIE shall promptly pay Publisher the under-reported amount. If an audit conducted by Publisher reveals that SIE has under-reported any payment due to Publisher by [***] or more for the relevant audit period and that is no less than [***], then in addition to the payment of the appropriate amount due to Publisher, SIE shall reimburse Publisher for all reasonable third-party audit costs and all collection costs to recover any unpaid amounts. Nothing in this GDPA shall give Publisher the right to challenge or audit any statement or records pertaining to any period prior to the Effective Date.

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15.3
Indirect Revenue. If Publisher intends to monetize, or receive any revenue or other monetary benefit derived from the exploitation of, PlayStation Compatible Products (including related Online Activity), other than from the sale of Physical Media Products pursuant to Section 9.1 or Digitally Delivered Products via PSN pursuant to Section 9.2, including from revenue or other monetary benefits derived from any product placement, sponsorships, or advertising (“Revenue”), then Publisher shall notify the applicable SIE Company and enter into good faith negotiations regarding the royalty to be paid to the SIE Company (if any) on Revenue received by or credited to Publisher at a rate to be agreed by the parties. If the parties fail to agree on the applicable royalty due to the SIE Company within a reasonable period of time of such good faith negotiations commencing, then the applicable royalty due to the SIE Company will be [***] of the gross Revenue received by or credited to Publisher or any Publisher Affiliate. For the avoidance of doubt, such royalty shall only be assessed on payments or monetary benefit provided by any third party to Publisher and shall in no event include any content licensing or advertisements where Publisher is obligated to pay a third party. Prior to distribution of any PlayStation Compatible Product, Publisher shall advise SIE of any indirect monetization or exploitation other than as permitted in Section 9.1 or 9.2. Publisher shall provide SIE with monthly reports of any Revenue or credits received and shall pay SIE’s invoice within [***] days of the date of the invoice. For the avoidance of doubt, nothing in this Section 15.3 shall derogate from Publisher’s obligation to distribute Licensed Products only in accordance with Sections 9.1 (for Physical Media Products) and 9.2 (for Digitally Delivered Products). For clarity, this Section 15.3 does not apply to any revenue, credit or other monetary value earned or otherwise derived from Publisher’s products, companion apps, services or related websites and networks based on or related to Publisher’s Intellectual Property Rights in PlayStation Compatible Products where such Publisher product, service, website or network (a) does not use or incorporate any SIE Materials (b) does not operate on or interact with any System; (c) does not interact with any Licensed Product operating on a System; or (d) was not published under any agreement with an SIE Company.

15.4
Third Party License Fees. Except as expressly agreed in writing by an SIE Company, if SIE’s exercise of any of the rights granted by Publisher under this GDPA causes SIE or any Affiliate to become legally responsible for the payment of any fees, costs or expenses to any content rights holder or third party collecting payment for the use of voice, music, video, or other content, including unions, guilds, or performing rights organizations, then SIE reserves the right to offset such third party fees, costs or expenses from amounts due to Publisher under this Section 15, or, in SIE’s sole discretion, reimbursement by Publisher to SIE or the applicable Affiliate.

15.5
Service Fees and Charges. Publisher shall pay all fees for services provided by SIE (including format quality assurance) in accordance with terms set forth in the Guidelines. Where a User downloads a Digitally Delivered Product (including Digitally Delivered Products made available to end users for free), SIE reserves the right to charge Publisher for the cost attributable to bandwidth for such downloads at the current, standard rate set by the applicable SIE Company and specified in the Guidelines. Publisher must pay SIE’s current, standard patching fee applicable to all Licensed Publishers in respect of any patch published under this GDPA, where the patch is submitted to SIE within 60 days of the approval of the relevant Licensed Product pursuant to Section 6.3, or as otherwise stated in the Guidelines. SIE reserves the right to change, on reasonable notice, the rate or the basis on which any such service fees are calculated provided that such changes apply to all other Licensed Publishers.

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15.6
Publisher Deductions & Offsets. No costs incurred in the development, manufacture, marketing, sale or distribution of PlayStation Compatible Products shall be deducted from any amounts payable by Publisher under this GDPA. There shall be no deduction from any amounts owed by Publisher under this GDPA as a result of any uncollectible accounts owed to Publisher, or for any credits, discounts, allowances or returns which Publisher may credit or grant to any third-party customer of any PlayStation Compatible Products. Publisher may not assert any credit, set-off or counterclaim to justify withholding payment under this GDPA.

15.7	Taxes & Withholding

15.7.1
Taxes. The amounts that the parties must pay under this GDPA are exclusive of taxes (including VAT), duties, charges or assessments which the recipient is required to collect, for which the paying party is solely responsible. Where required by law, each party shall provide the other with a valid VAT registration number and each shall fulfil its obligations relating to VAT under the applicable reverse charge procedure which, in the EU, is stipulated in Article 196 of the EU VAT Directive 2006/112/EC. If the paying party does not provide the appropriate and valid VAT registration number, or applicable documentation in support of an exemption from VAT, then the supplying party will be entitled to charge VAT at the appropriate rate until such a time as an appropriate and valid VAT registration number, or the applicable documentation, is provided, at which time the VAT charged will be refunded or otherwise credited as permissible by law, provided the VAT registration number or other exemption was valid and appropriate at the time the VAT was charged.

15.7.2
SIE Withholding and Offset. If laws or regulations require that SIE or an Affiliate make deductions from sums payable to Publisher under this GDPA, SIE or its Affiliate may withhold those required deductions from the amounts it pays Publisher, remit the deducted amounts to the proper authorities and furnish Publisher, as soon as reasonably practicable, with an official receipt evidencing those payments, together with documentation as Publisher may reasonably require in making submissions to the proper authority. If requested by SIE, prior to any payment being made by SIE Publisher will provide SIE a certificate of tax residency and other documentation required to verify the tax residency of Publisher and, when applicable, to allow a reduction of tax withholding. SIE reserves the right to offset against any payments owed to Publisher under this GDPA any outstanding amounts owed to any SIE Company or Affiliate under this GDPA or otherwise (including any outstanding fees owed to any SIE Company under Section 15.5). SIE shall be entitled to assert any credit, set-off or counterclaim to justify withholding payment under this GDPA. [***].

15.7.3
Publisher Withholding. Publisher shall be solely responsible for, and shall not withhold from any payment to SIE or an Affiliate, any withholding taxes or other such assessments which may be imposed by any governmental authority with respect to payments to SIE or an Affiliate. Where Publisher has paid any such tax or assessments, Publisher may provide each applicable SIE Company with official tax receipts or other such documentary evidence issued by the applicable tax authorities sufficient to substantiate any such taxes or assessments that have in fact been timely paid. Where such substantiation is provided, SIE or a Designated Manufacturing Facility (as applicable) shall issue an approved credit memo or approve Publisher’s invoice describing the credit, Publisher may apply such credit to subsequent payments to the SIE Company or Designated Manufacturing Facility that approved the credit.

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If requested by Publisher, SIE will provide Publisher with a certificate of tax residency and other documentation required to allow, where applicable, a reduction of tax withholding.

15.7.4	Minimizing Withholding. Each party shall cooperate in good faith and use reasonable efforts to minimize any withholding tax.

15.8
Server Location. Publisher shall notify SIE in writing of the country location of all servers from which any Online Activity is delivered or made available to Users. Publisher shall use its commercially reasonable efforts to notify SIE of any changes to the location of any these servers or the use of additional servers in writing at least [***] months prior to any change or use of additional servers taking place.

16.	Representations and Warranties

16.1	Representations and Warranties of SIE

16.1.1
Each SIE Company represents and warrants, solely for the benefit of Publisher, that it has the right, power and authority to enter into this GDPA for its respective Territory, and to fully perform its obligations hereunder.

16.1.2
The following terms shall apply unless otherwise stated in the Guidelines. SIE represents and warrants that all Physical Media Products manufactured by a Designated Manufacturing Facility for Publisher pursuant to this GDPA during the Term shall be free from defects in materials and workmanship under normal use and service at time of delivery in accordance with this GDPA. For SIEA and SIEE, the sole obligation of SIE under this warranty shall be, for a period of 90 days from the date of delivery of such Physical Media Products, at SIE's election, either (i) to replace defective Physical Media Products; or (ii) to issue credit for, or to refund to Publisher, the charge for defective Physical Media Products and to reimburse Publisher its reasonable return shipping costs. This warranty is the only warranty applicable to Physical Media Products manufactured by the Designated Manufacturing Facility for Publisher pursuant to this GDPA. This warranty shall not apply to damage resulting from accident, fair wear and tear, willful damage, alteration, negligence, abnormal conditions of use, failure to follow directions for use (whether given in instruction manuals or otherwise howsoever) or misuse of Physical Media Products, or to Physical Media Products comprising less than [***] (or, if greater, [***] units) in the aggregate of the total number of Physical Media Products manufactured by the Designated Manufacturing Facility for Publisher per Purchase Order of any Physical Media product. If, during such 90 day period, defects appear as aforesaid, Publisher shall notify SIE and, upon request by SIE (but not otherwise), return such defective Physical Media Products, with a written description of the defect claimed, to such location as SIE shall designate. SIE shall not accept for replacement, credit or refund as aforesaid any Physical Media Products except factory defective Physical Media Products (i.e. Physical Media Products that are not free from defects in materials and workmanship under normal use and service). All returns of Physical Media Products shall be subject to prior written authorization by SIE, not unreasonably to be withheld. If no defect exists or the defect is not such as to be covered under this warranty, Publisher shall reimburse SIE for expenses incurred in processing and analyzing the Physical Media Products. For SIE Inc., any obligation regarding manufacturing Physical Media Products is stated in the Guidelines.

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16.1.3	[***].

16.2	Representations and Warranties of Publisher. Publisher represents and warrants throughout the Term that:

16.2.1
there is, as of the Effective Date, no threatened or pending action, suit, claim or proceeding that SIE is not aware of that alleges that the use or possession by Publisher, or any of the Publisher Affiliates, of all or any part of the Publisher Property, Product Proposals, Product Information, Printed Materials, Advertising Materials, Packaging not provided by the Designated Manufacturing Facility, or any underlying work or content embodied in any of the foregoing, including any name, designation or trademark used in conjunction with any PlayStation Compatible Product, infringes or violates any Intellectual Property Rights or other right or interest of any kind whatsoever anywhere in the world of any third party, or that contests any right, title or interest of Publisher in or to the Publisher Property, Product Proposals, Product Information, Printed Materials, Advertising Materials, Packaging not provided by the Designated Manufacturing Facility, or any underlying work or content embodied in any of the foregoing, including any name, designation or trademark used in conjunction with any PlayStation Compatible Product;

16.2.2
Publisher Property, Product Proposals, Product Information, Printed Materials, Advertising Materials, Packaging not provided by the Designated Manufacturing Facility and their contemplated or actual disclosure or use under this GDPA, do not and shall not infringe the Intellectual Property Rights, right of publicity, right to privacy, or moral rights anywhere in the world of any third party. [***], Publisher has obtained the consent of all holders of Intellectual Property Rights necessary for SIE’s or its Affiliates’ use of any Licensed Products (apart from the SIE Materials), Product Proposals, Product Information, Printed Materials, Advertising Materials and Packaging not provided by the Designated Manufacturing Facility provided by Publisher, which may be reproduced, published, publicly displayed, publicly performed, marketed, sold and distributed by SIE and any Affiliates in accordance with this GDPA. [***], Publisher has made or will make all payments required to any person having any legal rights arising from such disclosure or use so that SIE will not incur any obligation to pay any royalty, residual, union, guild, collecting society or other fees or expenses;

16.2.3
Publisher Property does not contain and is not derived in any manner (in whole or in part), from any software, including without limitation open source software, that would require that any SIE or third party proprietary software or information be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of permitting modifications or derivative works; (iii) reproduced and/or redistributed (with or without charge); (iv) permitted to be reverse engineered; or (v) used only for non-commercial purposes;

16.2.4	Publisher has the right, power and authority to enter into this GDPA, to grant SIE the rights granted hereunder and to fully perform its obligations hereunder;

16.2.5
the making of this GDPA by Publisher does not violate any separate agreement, rights or obligations existing between Publisher and any other person, and Publisher shall not make any separate agreement with any third party that is inconsistent with any of the provisions of this GDPA;

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16.2.6
Publisher has not previously taken any action that could be interpreted as having sold, assigned, leased, licensed or in any other way disposed of or encumbered any of the rights granted to Publisher hereunder. Publisher will not sell, assign, lease, license or in any other way dispose of or encumber any of such rights except as permitted by this GDPA;

16.2.7
neither Publisher nor its affiliates shall make any representation or give any warranty to any person or entity expressly or on SIE’s behalf, or to the effect that the PlayStation Compatible Products are connected in any way with SIE other than that the Licensed Products have been developed, marketed, sold and distributed under license from SIE;

16.2.8
if any PlayStation Compatible Product that includes SIE Materials is delivered by Publisher to any other Licensed Publishers or Licensed Developers in source code form, Publisher will take all precautions consistent with the protection of valuable trade secrets by companies in high technology industries to ensure that such third parties protect and maintain the confidentiality of such source code;

16.2.9
PlayStation Compatible Products (apart from the SIE Materials), and any Product Information will (i) be in a commercially acceptable form; (ii) correspond with any written description provided by Publisher to SIE; (iii) be free of unauthorized content (including content that is inconsistent with the age rating applicable to the corresponding PlayStation Compatible Product); (iv) be free of bugs, defects, time bombs or viruses or any content which could disrupt, delay, or destroy the PlayStation Compatible Product, PSN, or a System, or render any of such items less than fully useful; (v) be free of any content that could cause SIE to suffer public disrepute, contempt, scandal or ridicule, which insults or offends the community or any substantial organized group thereof, which could tend to adversely affect SIE’s name, reputation or goodwill associated with the System or which otherwise breaches any objectionable content criteria set out in the Guidelines; and (vi) shall be fully compatible with the relevant Systems and all Peripherals listed on the Printed Materials as compatible with the PlayStation Compatible Product;

16.2.10
PlayStation Compatible Products will be developed, marketed, sold and distributed by or at the direction of Publisher in an ethical and responsible manner with respect to the protection of children in the online environment, and in full compliance with all applicable laws, including federal, state, provincial, local laws, and any rules, regulations and standards promulgated thereunder, including lottery, labor, anti-bribery and corruption laws and will not contain content that violates applicable laws, including those relating to privacy or any obscene or defamatory matter;

16.2.11	PlayStation Compatible Products will include adequate and appropriate health and safety warnings that preclude Publisher and SIE liability to third parties;

16.2.12
Publisher’s policies and practices with respect to the development, publishing, marketing, sale, and distribution of PlayStation Compatible Products will in no manner reflect adversely upon the name, reputation or goodwill of SIE or any Affiliate;

16.2.13	Publisher will make no false, misleading or inconsistent representations or claims with respect to SIE, PSN, or any System, PlayStation Compatible Product, or Affiliate; and

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16.2.14	neither Publisher nor any director, officer or controlling shareholder is under sanction by the United States Office of Foreign Assets Control.

17.	Indemnities

17.1
Indemnification by SIE. Each SIE Company shall indemnify and hold Publisher and its respective officers, directors, employees, agents, representatives, successors and assigns harmless from and against third-party claims, demands, losses, liabilities, damages, expenses and costs, including reasonable fees for lawyers, expert witnesses and litigation costs, and costs incurred in the settlement or avoidance of any such claim, that result from a breach, or alleged breach, of any of that SIE Company’s representations or warranties set forth in Section 16.1 or any express representations or warranties offered by SIE in any collateral contract subject to the GDPA (collectively, “SIE-Indemnified Claim(s)”); provided that: (a) Publisher shall give prompt written notice to the applicable SIE Company of the assertion of any SIE-Indemnified Claim; (b) the applicable SIE Company shall have the right to select counsel and control the defense and settlement of any SIE-Indemnified Claim except that with respect to any SIE-Indemnified Claims made by a third party which relate exclusively to (or only to the extent that such SIE-Indemnified Claims relate exclusively to) Publisher Property, Publisher shall have the right to select counsel for itself and control the defense and settlement of the SIE-Indemnified Claim against Publisher); and (c) Publisher shall provide the applicable SIE Company reasonable assistance and cooperation concerning any SIE-Indemnified Claim, except that Publisher need not incur any out-of-pocket costs in rendering such assistance and cooperation. The applicable SIE Company has the exclusive right, at its discretion, to commence and prosecute at its own expense any lawsuit or take such other action with respect to SIE-Indemnified Claims as it deems appropriate.

17.2
Indemnification by Publisher. Publisher shall indemnify and hold SIE and its Affiliates and each of their respective officers, directors, employees, agents, representatives, successors and assigns harmless from and against third-party claims, demands, losses, liabilities, damages, expenses and costs, including reasonable fees for lawyers, expert witnesses and litigation costs, and costs incurred in the settlement or avoidance of any such claim, that relate to (i) a breach or alleged breach of any of Publisher’s representations or warranties set forth in Section 16.2, or any express representations or warranties offered by Publisher in any collateral contract subject to the GDPA; (ii) asserted or actual infringement of a third party’s Intellectual Property Rights or any individual consumer or class action claim, with respect to Publisher Property, Product Proposals, Product Information, Printed Materials, Advertising Materials, Packaging not provided by the Designated Manufacturing Facility, User Content, and their disclosure or use under this GDPA; (iii) Publisher’s support of unauthorized or unlicensed Peripherals or software that do not comply with an appropriate System format specification as set forth in the Guidelines; (iv) Publisher’s Advertising Materials, Product Information, or Publisher’s failure to comply with Additional Terms or the applicable EULA; (v) any PlayStation Compatible Product features or capability related to cross-regional Online Activity; (vi) asserted or actual personal or bodily injury (including death or disability) or property damage arising out of, in whole or in part, the development, marketing, advertising, sale, distribution or use of any PlayStation Compatible Products unless due directly and solely to the breach of SIE in performing any of the specific duties or providing any of the specific services required of it under this GDPA; (vii) any civil or criminal investigations or actions relating to the development, marketing, advertising, sale or distribution of PlayStation Compatible Products; or (viii) any claim relating to Publisher’s handling of data collected from or through a System or software on a System by or on behalf of

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Publisher or any data provided to Publisher by SIE pursuant to Section 12.4 (all subsections collectively, “Publisher-Indemnified Claim(s)”), provided that (a) SIE shall give prompt written notice to Publisher of the assertion of any Publisher-Indemnified Claim; (b) Publisher shall have the right to select counsel and control the defense and settlement of any Publisher-Indemnified Claim, except that with respect to any Publisher-Indemnified Claims made by a third party against SIE, SIE shall have the right to select counsel for itself and control the defense and settlement of the Publisher-Indemnified Claim against SIE; and (c) SIE shall provide Publisher with reasonable assistance and cooperation concerning any Publisher-Indemnified Claim, except that SIE need not incur any out-of-pocket costs in rendering such assistance and cooperation. Subject to the foregoing, Publisher may, at its discretion, commence and prosecute at its own expense any lawsuit or to take such other action with respect to Publisher-Indemnified Claims as shall be deemed appropriate by Publisher.

18.	Limitation of Liability

18.1
SIE Limitation of Liability for Financial Losses. In no event shall SIE or any Affiliate, or the officers, directors, employees, agents, licensors or suppliers of any of such entities, be liable for loss of revenue, loss of actual or prospective profits, loss of contracts, loss of anticipated savings, loss of business opportunity, reputation, goodwill or market share, loss of, damage to or corruption of data or for any interest or ex gratia payments (whether such loss, damages or payments are direct, indirect, special, incidental or consequential) arising out of, relating to, or in connection with this GDPA or any collateral contract (including the breach of this GDPA by any SIE Company), whether known, foreseen or foreseeable and whether in contract, tort (including negligence), product liability, under indemnity, or otherwise.

18.2
SIE Limitation of Liability for Other Consequential Losses. In no event shall SIE or any Affiliate or the officers, directors, employees, agents, licensors or suppliers of any of such entities, be liable for any indirect, special, incidental or consequential loss or damage of any kind arising out of or in connection with this GDPA or any collateral contract (including the breach of this GDPA by any SIE Company), whether known, foreseen or foreseeable and whether in contract, tort (including negligence), product liability, under an indemnity or otherwise.

18.3
SIE Limitation of Liability for Representations. Publisher shall have no remedy with respect to any representation made to it upon which it relied in entering into this GDPA and SIE or any Affiliate and the officers, directors, employees, agents, licensors or suppliers of any of such entities shall have no liability to Publisher other than under the express terms of this GDPA. In this Section 18.3, “representation” means any undertaking, promise, assurance, statement, representation, warranty or understanding, whether in writing or otherwise, of any person (whether a party to this GDPA or not), relating to the subject matter of this GDPA.

18.4
SIE Limitation of Liability for SIE Materials and Publisher’s Materials. Except as expressly set forth herein, neither SIE or any Affiliate company, nor the officers, directors, employees, agents, licensors or suppliers of any of such entities, shall bear any risk, or have any responsibility or liability of any kind to Publisher or to any third parties with respect to the quality, functionality, operation or performance of, or the use or inability to use, all or any part of the SIE Materials, the System, PlayStation Compatible Products, or for any software errors or “bugs” in Product Information included on SIE demonstration discs.

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18.5
SIE Limitation of Financial Liability. In no event shall the liability of each SIE Company or any Affiliate arising under, relating to, or in connection with this GDPA, or any collateral contract, exceed a sum equal to the total amount paid by Publisher under Section 15.1 to that SIE Company or its Designated Manufacturing Facility, and the net amount actually received by that SIE Company from purchases of Digitally Delivered Products by Users pursuant to Section 15.2, within the 48-month period immediately prior to the date of the first occurrence of the event or circumstances giving rise to the claimed liability.

18.6
Publisher Limitation of Liability. In no event shall Publisher, its officers, directors, employees, agents, licensors or suppliers be liable to SIE for loss of revenue, loss of actual or prospective profits, loss of contracts, loss of anticipated savings, loss of business opportunity, reputation goodwill or market share, loss of, damage to or corruption of data or for any interest or ex gratia payments (whether such loss, damages or payments are direct, indirect, special, incidental or consequential), arising out of or in connection with this GDPA or any collateral contract (including the breach of this GDPA by Publisher), provided that such limitations shall not apply to damages resulting from Publisher's breach of Sections 3 (Conditional License Grant), 5 (Other Limitations on Licensed Rights), 16.2 (Representations and Warranties of Publisher), 17.1 (Indemnification by Publisher) or 20 (Data Security and Confidentiality) of this GDPA, or to any amounts which Publisher may be required to pay pursuant to Sections 7.12.2 (Risk of Loss), or 17.1 (Indemnification by Publisher).

18.7
Disclaimer of Warranty. Except as expressly provided in Section 16.1, neither SIE or any Affiliate, nor any of its officers, directors, employees, agents or suppliers, make, nor does Publisher receive, any warranties (express, implied or statutory) regarding all or part of the SIE Materials, the SIE Intellectual Property Rights, the Systems, units manufactured hereunder, PSN, Product Information included on demonstration discs or any services provided by SIE pursuant to this GDPA. SIE disclaims any warranties, conditions or other terms implied by any law (including as to merchantability, satisfactory quality or fitness for a particular purpose and warranties against infringement and the equivalents thereof under the laws of any jurisdiction) to the fullest extent permitted by applicable law. SIE disclaims any duty to determine or ascertain Publisher’s authorization, permission or license to sell, supply or distribute any product or service.

18.8	Law Applicable to Liabilities. Nothing in this GDPA shall exclude or limit any liability of either party which may not be excluded or limited under applicable law.

19.
Infringement of SIE Intellectual Property Rights By Third Parties. In the event that Publisher becomes aware that any of the SIE Intellectual Property Rights have been or are being infringed by any third party, Publisher shall promptly notify the SIE Company located in the relevant Territory or Territories. SIE shall have the sole right, in its discretion, to institute and prosecute lawsuits against third parties regarding infringement of SIE Intellectual Property Rights. Any lawsuit shall be prosecuted solely at the cost and expense of SIE and all sums recovered in any such lawsuits, whether by judgment, settlement or otherwise, shall belong solely to SIE. Upon SIE’s request, and at SIE’s sole cost and expense, Publisher shall execute all papers, testify on all matters and cooperate reasonably with SIE for the prosecution of any such lawsuit. SIE shall reimburse Publisher for the reasonable expenses incurred as a result of such cooperation, but unless authorized by other provisions of this GDPA, not costs and expenses attributable to any cross-claim, counterclaim or third party action by or against Publisher.

20.	Data Security and Confidentiality

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20.1
Term of Protection of SIE Materials. The term for the protection of the SIE Materials shall commence on the Effective Date and shall continue in full force and effect for as long as any of the SIE Materials continues to be maintained as confidential and proprietary by SIE or any Affiliate.

20.2	Preservation of SIE Materials. Publisher shall:

20.2.1	use the SIE Materials only for the purpose of performing its obligations or exercising its rights under this GDPA and not permit the use of the SIE Materials for any other purpose;

20.2.2
keep the SIE Materials in strict confidence, and not disclose the SIE Materials to any person, other than those employees, directors or officers of the Publisher, permitted subcontractors under Section 14, or legal counsel, whose duties justify a “need-to-know” (and only to the extent necessary) and who have executed a confidentiality agreement, or are bound by a duty of confidentiality, in which such employees, directors, officers, subcontractors or legal counsel have agreed not to disclose and to protect and maintain the confidentiality of all confidential information and materials inclusive of that of third parties which may be disclosed to them or to which they may have access during the course of their duties. At SIE’s request, Publisher shall provide SIE with a copy of such confidentiality agreement between Publisher and its employees, directors, officers, subcontractors or legal counsel. Publisher shall not disclose any of the SIE Materials to third parties, other than permitted subcontractors under Section 14, including to consultants or agents, without SIE’s prior written consent. Any employees, directors, officers, subcontractors, legal counsel, authorized consultants and agents who obtain access to or copies of the SIE Materials shall be advised by Publisher of the confidential or proprietary nature of the SIE Materials, and Publisher shall be responsible for any breach of this GDPA by all such persons. Publisher shall maintain a list of recipients of the SIE Materials and provide such list to SIE on request;

20.2.3
take all reasonable measures necessary to preserve the confidentiality of the SIE Materials in order to avoid disclosure, publication, or dissemination, using as high a degree of care and scrutiny as it uses to protect its own confidential information, but at least reasonable care and in a manner consistent with the protection of valuable trade secrets by companies in high technology industries;

20.2.4
ensure that all written materials relating to or containing the SIE Materials be maintained in a restricted access area and plainly marked to indicate the proprietary and confidential nature thereof; and

20.2.5
implement and maintain reasonable security controls or measures to safeguard the SIE Materials while being transmitted and while at rest (i.e., encryption, password management, secure processing and transfer protocols). In addition, Publisher shall at all times:

20.2.5.1	implement secure user authentication, including unique (non-shared) user accounts and passwords, for persons having access to the SIE Materials;

20.2.5.2	implement processes for issuing and revoking user access, including immediate revocation of access for terminated employees and secure communication of user accounts and passwords;

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20.2.5.3	implement encryption or hashing, where such hashing shall include use of a random salt of user account passwords used to access the SIE Materials.

20.2.5.4
at any SIE Company’s request following a material uncured breach of this GDPA by Publisher, destroy or return promptly to that SIE Company any and all portions of the SIE Materials received from such SIE Company, together with all copies thereof (save that this Section 20.2.5.4 shall be subject to Section 7.12 with respect to any Hardware Tools); and

20.2.5.5
not use, copy, reproduce, modify, create derivative works from, sublicense, distribute, or disseminate the SIE Materials or any such derivative works, or any portion thereof, or permit any third party to do so, except as expressly authorized hereunder or by SIE in writing, nor shall Publisher remove any proprietary legend set forth on or contained within any of the SIE Materials.

20.3	Exceptions. The restrictions in Section 20.2 shall not apply to any portion of the SIE Materials which:

20.3.1	was previously known by Publisher without restriction on disclosure or use, as proven by written documentation of Publisher;

20.3.2
is or legitimately becomes part of the public domain (which shall not include limited disclosures to the public) through no fault of Publisher or any of its employees, directors, officers, consultants, legal counsel, or agents;

20.3.3	is independently developed by Publisher’s employees or consultants who have not had access to or used the SIE Materials (or any portion thereof), as proven by written documentation of Publisher;

20.3.4
is required to be disclosed by court, administrative or governmental order; provided that Publisher must use all reasonable efforts prior to issuance of any such order to maintain the confidentiality of the SIE Materials, including asserting in any action or investigation the restrictions set forth in this GDPA, and, immediately after receiving notice of any such action, investigation, or threatened action or investigation, Publisher must notify SIE of such action, investigation, or threatened action or investigation, unless Publisher is ordered by a court not to so notify;

20.3.5	is required to be disclosed by applicable regulatory regime, in which case Publisher shall disclose only such SIE Materials as are required; or

20.3.6	is approved for release by written authorization of SIE.

20.4
No Obligation to License. SIE may disclose the SIE Materials to Publisher at such times as it deems necessary or desirable in its sole discretion. Other than as expressly set forth in this GDPA, such disclosure shall not (i) constitute any option, grant or license from SIE to Publisher under any SIE Intellectual Property Rights now or after owned or controlled by SIE; (ii) result in any obligation on the part of SIE to approve any materials of Publisher; (iii) give Publisher any right to, directly or

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indirectly, develop, manufacture, sell, market, promote, or distribute any product derived from or which uses or was developed with the use of the SIE Materials (or any portion thereof).

20.5
Publisher’s Obligations Upon Unauthorized Disclosure. If at any time Publisher becomes aware of or suspects any actual unauthorized duplication, access, use, possession or knowledge of any of the SIE Materials or any breach of security or exposure involving the SIE Materials, Publisher shall immediately notify SIE Information Security by telephone at +1-855-723-2732, or via email (infosec@playstation.sony.com), or at such other numbers or addresses as may be provided in the Guidelines or notified to Publisher. In the event of such a security breach, Publisher shall:

20.5.1
provide any and all reasonable assistance to SIE to protect SIE’s proprietary rights in any of the SIE Materials and collaborate with SIE to implement mitigation and remediation actions and controls to reduce the impact of and prevent further incidents;

20.5.2	notify customers of information breaches or incidents if requested by SIE;

20.5.3	provide a written report by electronic means detailing the incident and corrective and preventive actions; and

20.5.4	take all reasonable steps requested by SIE to prevent the recurrence of any unauthorized disclosure, duplication, access, use, possession or knowledge of the SIE Materials.
Where Publisher or its employees, directors, officers, or subcontractors, consultants, legal counsel, or agents may have directly or indirectly disclosed or made available SIE Materials not expressly authorized by this GDPA, Publisher shall cooperate fully with SIE in mitigating the effects of such disclosure, including enforcement of confidentiality agreements, commencement and prosecution in good faith (alone or with SIE) of legal action, and reimbursement for all reasonable lawyers’ fees, costs and expenses incurred by SIE to protect its proprietary rights in the SIE Materials.

20.6	Publisher Confidential Information

20.6.1
Definition of Publisher Confidential Information. “Publisher Confidential Information” shall mean any Publisher Property provided to SIE pursuant to this GDPA and all documentation and information relating thereto, including Product Proposals, Product Information, Product Submissions, Printed Materials and Advertising Materials (other than documentation and information released to and/or used by end-users, the general public or the trade). Publisher Confidential Information may consist of information in any medium, whether oral, printed, in machine-readable form or otherwise, provided to SIE before or during the Term, including information subsequently reduced to tangible or written form.

20.6.2
Term of Protection of Publisher Confidential Information. The term for the protection of Publisher Confidential Information shall commence on the Effective Date and shall continue in full force and effect for as long as any of Publisher Confidential Information continues to be maintained as confidential and proprietary by Publisher. SIE shall have the right to destroy Publisher Confidential Information at any time after the date [***] years after SIE initially received such information.

20.6.3	Preservation of Publisher Confidential Information. SIE shall, with respect to Publisher Confidential Information:

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20.6.3.1
hold all Publisher Confidential Information in strict confidence and implement reasonable steps to preserve the confidentiality of Publisher Confidential Information, and to avoid disclosure, publication, or dissemination, and to prevent it from falling into the public domain or into the possession of persons other than those persons to whom disclosure is authorized hereunder, but no less than reasonable care and in a manner consistent with the protection of valuable trade secrets by companies in high technology industries;

20.6.3.2
not disclose Publisher Confidential Information to any person other than SIE’s or a Designated Manufacturing Facility’s employees, directors, officers, agents, consultants, subcontractors, legal counsel, and licensors who need to know or have access to Publisher Confidential Information for the purposes of this GDPA, and only to the extent necessary for such purposes, and who have executed a confidentiality agreement with an SIE Company or Affiliate, or in circumstances where such employees, directors, officers, agents, consultants, subcontractors, legal counsel or licensors have a professional obligation to not disclose confidential information and materials inclusive of that of third parties which may be disclosed to them by SIE. Any such employees, directors, officers, agents, consultants, subcontractors, legal counsel, and licensors who obtain access to or copies of the Publisher Confidential Information shall be advised by SIE of the confidential or proprietary nature of the Publisher Confidential Information;

20.6.3.3
ensure that all written materials relating to or containing Publisher's Confidential Information be maintained in a secure area and plainly marked to indicate the proprietary and confidential nature thereof;

20.6.3.4
at Publisher’s request, return promptly to Publisher any and all portions of Publisher Confidential Information, together with all copies thereof (except that SIE may retain Publisher Confidential Information in a secure location solely for archival or backup purposes, or as is needed for legal or internal compliance purposes, provided those copies are subject to this GDPA’s terms and will eventually be erased or destroyed in the ordinary course of SIE’s data processing procedures); and

20.6.3.5
not use Publisher Confidential Information, or any portion thereof, except as provided herein, nor shall SIE remove any proprietary legend set forth on or contained within any of Publisher Confidential Information, and ensure that all written materials containing highly sensitive Publisher Confidential Information be maintained in a reasonably secure manner and marked to indicate the proprietary and confidential nature thereof.

20.6.4
Additional Information. Publisher may request additional information regarding SIE security controls or measures reasonably required by Publisher to safeguard Publisher Confidential Information (i.e., encryption, password management, secure processing and transfer protocols), which may, upon SIE acceptance (not to be unreasonably withheld), include the following:

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20.6.4.1	description of any secure user authentication, including unique (non-shared) user accounts and passwords, for persons having access to Publisher Confidential Information;

20.6.4.2
description of any current document processes for issuing and revoking user access, including immediate revocation of access for terminated employees and secure communication of user accounts and passwords; or

20.6.4.3	description of any encryption or hashing, where such hashing shall include use of a random salt of user account passwords used to access Publisher Confidential Information.

20.6.5	Exceptions. The foregoing restrictions shall not apply to any portion of Publisher Confidential Information which:

20.6.5.1	was previously known by SIE without restriction on disclosure or use, as proven by written documentation of SIE;

20.6.5.2	comes into the possession of SIE from a third party which is not under any obligation to maintain the confidentiality of such information;

20.6.5.3	is or legitimately becomes part of information in the public domain through no fault of SIE, or any of its employees, directors, agents, consultants or subcontractors;

20.6.5.4
is independently developed by SIE’s or an Affiliate’s employees, consultants or subcontractors who have not relied on Publisher Confidential Information (or any portion thereof), as proven by written documentation of SIE;

20.6.5.5
is required to be disclosed by court, administrative or governmental order; provided that the applicable SIE Company attempts, prior to the issuance of any such order, to maintain the confidentiality of Publisher Confidential Information, including asserting in any action or investigation the restrictions set forth in this GDPA, and immediately after receiving notice of any such action, investigation, or threatened action or investigation, notifies Publisher of such action, investigation, or threatened action or investigation, unless an SIE Company is ordered by a court not to so notify; or

20.6.5.6	is approved for release by written authorization of Publisher.
In addition, SIE shall have the right to disclose the existence of this GDPA, and to make public announcements regarding the GDPA, subject to Publisher’s consent, not to be unreasonably withheld or delayed.

20.6.6
SIE’s Obligations Upon Unauthorized Disclosure. If at any time SIE becomes aware of any unauthorized duplication, access, use, possession or knowledge of Publisher Confidential Information, it shall notify Publisher as soon as is reasonably practicable. The applicable SIE Company shall provide any and all reasonable assistance to Publisher to protect Publisher’s proprietary rights in any of Publisher Confidential Information that it or its

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employees or permitted subcontractors may have directly or indirectly disclosed or made available and that may be duplicated, accessed, used, possessed or known in a manner or for a purpose not expressly authorized by this GDPA, including enforcement of confidentiality agreements, commencement and prosecution in good faith (alone or with Publisher) of legal action, and reimbursement for all reasonable lawyers’ fees, costs and expenses incurred by Publisher to protect Publisher’s proprietary rights in Publisher Confidential Information. SIE shall take all reasonable steps requested by Publisher to prevent the recurrence of any unauthorized duplication, access, use, possession or knowledge of Publisher Confidential Information.

21.	Term and Termination

21.1	Initial Term. This GDPA shall be effective from the Effective Date until March 31, 2019 (the “Initial Term”).

21.2
Term Renewal. The Initial Term shall be automatically extended for additional 12-month terms, unless either party provides the other with written notice of termination in accordance with this Section 21. The period commencing on the Effective Date and ending upon expiration or termination of the Initial Term and any additional terms is the “Term.” Notwithstanding any termination or expiration, the term for the protection of the SIE Materials and Publisher Confidential Information shall be as set forth in Section 20.

21.3
Termination by Publisher. Publisher shall have the right to terminate this GDPA at any time after expiration of the Initial Term, for any reason or for no reason, by providing notice to SIE at least [***] days before the effective date of the termination. In addition, Publisher shall have the right to terminate this GDPA for all Territories immediately, at any time, upon written notice to SIE, if SIE is in material breach of any of its obligations under this GDPA, which breach, is either incapable of remedy or, if capable of remedy, shall not have been cured in full within [***] days following notice from Publisher specifying and requiring the cure of such breach, or any repetition of a prior material breach of any such obligation, whether or not capable of remedy.

21.4
Termination for Convenience by SIE. SIE shall have the right to terminate this GDPA at any time after expiration of the Initial Term, for any reason or for no reason, by providing notice to Publisher at least [***] days before the effective date of the termination.

21.5
Termination for Cause by SIE. SIE shall have the right to terminate this GDPA for all Territories or on a Territory-by-Territory basis immediately, at any time, upon written notice to Publisher, upon the occurrence of any of the following:

21.5.1
if Publisher is in material breach of any of its obligations under this GDPA, which breach, if capable of remedy, shall not have been cured in full within [***] days following notice from SIE (or the applicable Affiliate as the case may be) specifying and requiring the cure of such breach, or any repetition of a prior material breach of any such obligation, whether or not capable of remedy;

21.5.2
a statement of intent by Publisher to no longer exercise any of the rights granted by SIE to Publisher hereunder, or Publisher failing to submit any Purchase Orders for Licensed Products under Sections 8.3 or 9.2.7 during any period of twelve consecutive calendar months;

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21.5.3	if Publisher:

21.5.3.1	is unable to pay its debts when due;

21.5.3.2	makes an assignment for the benefit of any of its creditors;

21.5.3.3
files or has filed against it a petition, or an order of bankruptcy or insolvency is made, under the bankruptcy or insolvency laws of any jurisdiction (and such petition is not discharged within 60 days) or becomes or is adjudicated bankrupt or insolvent;

21.5.3.4
is the subject of an order for, or applies for or notices its intent to apply for, the appointment of an administrator, receiver, administrative receiver, manager, liquidator, trustee or similar officer to be appointed over any of its business or property;

21.5.3.5	ceases to do business or enters into liquidation; or

21.5.3.6	takes or suffers any similar or analogous action in any jurisdiction as a consequence of debt;

21.5.4	if a controlling interest in Publisher, or in an entity which has a controlling interest in Publisher, is transferred to a party that:

21.5.4.1	is in breach of any agreement with an SIE Company or any Affiliate;

21.5.4.2
holds or acquires a controlling interest in a third party which designs or develops any of the core components for an interactive device or product which is directly or indirectly competitive with any System, or itself develops any product that is directly or indirectly competitive with any System; or

21.5.4.3
is in litigation or in an adversarial administrative proceeding with an SIE Company or any Affiliate concerning the SIE Materials or any SIE Intellectual Property Rights, including challenging the validity of any SIE Intellectual Property Rights;

21.5.5	if Publisher or any entity that has a controlling interest in Publisher:

21.5.5.1
enters into a business relationship with a third party related to the design or development of any core components for an interactive device or product which is directly or indirectly competitive with any System; or

21.5.5.2	acquires a controlling interest in or forms a joint venture with any third party which has developed or owns or acquires Intellectual Property Rights in any such device or product;

21.5.6	if Publisher or any of its affiliates initiates any legal or administrative action against any SIE Company or any Affiliate or challenges the validity of any SIE Intellectual Property Rights;

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21.5.7
if Publisher fails to pay any sums owed to any SIE Company on the date due and such default is not fully corrected or cured within [***] business days of the date on which such failure is notified to Publisher by SIE;

21.5.8
if Publisher or any of its officers or employees engage in “hacking” of any software for any PlayStation format or in activities which facilitate the same by any third party and in the event of termination under this 21.5.8, each SIE Company shall have the right to terminate any other agreements entered into between that SIE Company and Publisher; or

21.5.9
if any director, officer or controlling shareholder or group of shareholders of Publisher, in their personal capacity, has been, is, or becomes involved in any dispute with SIE or any Affiliate, including being the subject of any allegation of fraud or breach or infringement of the legal rights of SIE or any Affiliate.

As used in this GDPA, “controlling interest” means, with respect to any form of entity, sufficient power to control the decisions of such entity. Publisher shall immediately notify SIE in writing in the event that any of the events or circumstances specified in Section 21.5 occur.

21.6
Product-by-Product Termination. In addition to the events of termination described in Section 21.5, an SIE Company, at its option, shall be entitled to terminate, with respect to a particular PlayStation Compatible Product developed or published in that SIE Company’s Territory, the licenses and related rights herein granted to Publisher immediately on written notice to Publisher, in the event that:

21.6.1
Publisher fails to notify the applicable SIE Company promptly in writing of any material change to any materials previously approved by that SIE Company in accordance with Section 6.3 and the relevant Guidelines, and such breach is not corrected or cured within [***] days after receipt of written notice of such breach;

21.6.2	Publisher fails to comply with the requirements of Section 14 in connection with the development of any PlayStation Compatible Product;

21.6.3
any third party with whom Publisher has contracted for the development of PlayStation Compatible Products breaches any of its material obligations to the applicable SIE Company pursuant to such third party’s agreement with that SIE Company with respect to any such PlayStation Compatible Product;

21.6.4
Publisher cancels a Licensed Product, or fails to provide to each applicable SIE Company, in accordance with the provisions of Section 6.3 and the relevant Guidelines, the final version of a proposed Licensed Product or related Packaging and Printed Materials for any Licensed Product within [***] months of the scheduled release date (as referenced in the Product Proposal or as mutually agreed by the parties in writing), or fails to provide work in progress or a fully tested Licensed Product to each applicable SIE Company in strict compliance with the review process set forth in the Guidelines;

21.6.5	Publisher fails to materially conform to the Guidelines with respect to any particular PlayStation Compatible Product and or such PlayStation Compatible Product is alleged to

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breach Section 16.2 and such failure or breach is not cured within [***] days following notice from Publisher specifying such failure and requiring it to be cured.

21.7
Options in Lieu of Termination. As alternatives to terminating the GDPA or all licensed rights with respect to a particular Licensed Product as set forth in Sections 21.4, 21.5 or 21.60, or where SIE reasonably suspects a breach of the UK Bribery Act 2010 or the US Foreign Corrupt Practices Act, SIE may, at its option and upon written notice to Publisher, suspend this GDPA for all Territories or on a Territory-by-Territory basis, entirely or with respect to a particular Licensed Product, Online Activity, service or program, for a set period of time which shall be specified in writing to Publisher. Election of suspension shall not constitute a waiver of or compromise with respect to any of SIE’s rights under this GDPA and SIE may elect to terminate this GDPA with respect to any breach in accordance with this GDPA.

21.8
Extension of this GDPA; Termination Without Prejudice. SIE shall be under no obligation to extend this GDPA notwithstanding any actions taken by either of the parties prior to the expiration of this GDPA.

21.9
No Refunds. In the event that this GDPA expires, is terminated by Publisher for breach under Section 21.3 or is terminated by SIE under Sections 21.5 or 21.6, no portion of any payments of any kind whatsoever previously provided to either party or any of its affiliates under this GDPA shall be owed or be repayable or refunded to the other party.

22.	Effect of Expiration or Termination

22.1
No Liability. Upon the expiration or termination of this GDPA pursuant to Section 21, neither party shall be liable to the other for any damages (whether direct, indirect, consequential or incidental, and including any expenditures, loss of profits or prospective profits) sustained or arising out of or alleged to have been sustained or to have arisen out of such expiration or termination. The expiration or termination of this GDPA shall be without prejudice to any rights or remedies which one party may otherwise have against the other party, and shall not excuse either party from liability with respect to any events occurring prior to expiration or the effective date of termination.

22.2
Inventory Statement. Within [***] of the date of expiration or the effective date of termination with respect to any or all Licensed Products or this GDPA, Publisher shall provide each SIE Company with an itemized statement, certified to be accurate by an officer of Publisher, specifying the number of unsold units of the Physical Media Products as to which such termination applies, on a title-by-title basis, which remain in its inventory or under its control in the relevant Territory at the time of expiration or the effective date of termination. SIE shall, at any time up to [***] after the date of expiration or termination and no more than once, be entitled to conduct at its expense a physical inspection of Publisher’s inventory and work in progress upon reasonable prior written notice (no less than [***]) during normal business hours in order to ascertain or verify such inventory and inventory statement.

22.3
Reversion of Rights. Upon expiration or termination and subject to Sections 22.4 and 22.5, the licenses and related rights herein granted to Publisher shall immediately revert to SIE, and Publisher shall cease from any further use of the SIE Materials, Licensed Trademarks, and any SIE Intellectual Property Rights therein, and, subject to the provisions of Sections 22.4 and 22.5, Publisher shall have no further right to continue the development, publication, manufacture, marketing, advertising, sale

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or other distribution of any PlayStation Compatible Products, or to continue to use any Licensed Trademarks; provided, however, that for a period of [***] after the effective date of termination, and subject to all the terms of Section 20, and provided this GDPA is not terminated pursuant to Section 21.5 (other than pursuant to Section 21.5.2), Publisher may retain such portions of the SIE Materials as SIE in its sole discretion agrees are required to support end-users who possess Licensed Products but must return all these materials at the end of such [***] period. Upon expiration or termination, the licenses and related rights herein granted to SIE by Publisher shall immediately revert to Publisher, and SIE shall cease from any further use of Product Information and any Publisher Intellectual Property Rights therein; provided that SIE may, unless this GDPA has been terminated pursuant to Section 21.3, continue the manufacture, marketing, advertising, sale and other such distribution by SIE or its designee’s demonstration physical media containing Publisher’s Product Information which Publisher had previously approved up to [***] after the expiration or earlier termination of this GDPA.

22.4
Disposal of Unsold units upon Termination. In the event of termination of this GDPA under Sections 21.3, 21.4, 21.5.2, 21.5.4 or 21.5.5, Publisher may sell off existing inventories of units of the Physical Media Products, on a non-exclusive basis, and strictly in accordance with this GDPA, for a period of 90 days from the date of expiration or effective date of termination of this GDPA, provided such inventories have not been manufactured in numbers exceeding those which Publisher could reasonably have been expected to have sold during such period had this GDPA not expired or been terminated. Subsequent to the expiration of such 90 day period, or in the event this GDPA is terminated otherwise under Section 21.5, any and all units of the Physical Media Products remaining in Publisher’s inventory or under its control shall be destroyed by Publisher within [***] business days of such expiration or termination date. Within [***] business days after such destruction, Publisher shall provide each SIE Company with an itemized statement, certified to be accurate by an officer of Publisher, indicating the number of units of the Licensed Products which have been destroyed (on a title-by-title basis) in that SIE Company’s Territory, the location and date of such destruction, and the disposition of the remains of such destroyed materials.

22.5
Disposal of Unsold units upon Non-Renewal. In the event that the Term expires and this GDPA is not renewed, Publisher may continue to publish those PlayStation Compatible Products whose development was completed before or during the Term, and to use the Licensed Trademarks strictly, only and directly in connection with such publication, until the Term expires or, if later, until the second anniversary of the 31 January next following such completion. Upon expiration of the Term or, the extended period for publishing PlayStation Compatible Products, Publisher may sell off existing inventories of such PlayStation Compatible Products on a non-exclusive basis for a period of 180 days from the applicable expiration date; provided that such inventory is not manufactured solely or principally for sale within such sell-off period.

22.6
Rights in Digitally Delivered Products on Termination or Expiry. On termination or expiry of this GDPA pursuant to Sections 21.4 or 21.5, SIE shall have the right to continue to exercise its rights under Section 9.2.2 in respect of Digitally Delivered Products already available on PSN, in accordance with the terms of this GDPA, for a period of [***] from the date of termination or expiry. In addition, upon expiration or earlier termination of the Term: (a) all rights, licenses or other entitlements to Digitally Delivered Products granted to users that purchased such Digitally Delivered Products during the Term shall survive termination and continue for so long as such rights, licenses or entitlements were granted; and (b) SIE shall have the corresponding post-termination rights to store, provide access

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to, and otherwise enable the permitted delivery of, such Digitally Delivered Products to such users for the remaining duration of their respective rights, licenses and entitlements.

22.7
Return of the SIE Materials. Upon the expiration or earlier termination of this GDPA or following either the 90 day period or the 180 day period referenced in Sections 22.4 and 22.5, and subject to Section 22.3, Publisher shall immediately deliver to SIE, or if and to the extent requested by SIE, destroy, all SIE Materials (other than this GDPA) and any and all copies thereof, including any SIE Materials disclosed by Publisher to any third party pursuant to this GDPA, and delete any SIE Materials stored in electronic form. Publisher and SIE shall, upon the request of the other party, immediately deliver to the other party, or to the extent requested by such party destroy, all confidential information of the other party, including any and all copies thereof, which the other party previously furnished to it in furtherance of this GDPA. Within [***] business days after any such destruction, Publisher or SIE, as appropriate, shall provide the other party with a certificate of destruction and an itemized statement, each certified to be accurate by an officer of Publisher or SIE, indicating the location and date of such destruction and the disposition of the remains of such destroyed materials. In the event that Publisher fails to return or certify the destruction of the SIE Materials and SIE must resort to legal means (including any use of lawyers) to recover the SIE Materials or the value thereof, all costs, including SIE’s reasonable lawyers’ fees, shall be borne by Publisher, and SIE may, in addition to SIE’s other remedies, withhold such amounts from any payment otherwise due from SIE to Publisher under any agreement between SIE and Publisher.

23.
Choice of Law and Forum. THIS GDPA AND ANY DISPUTE OR CLAIM ARISING OUT OF ITS SUBJECT MATTER WILL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE JURISDICTIONS SET FORTH IN THIS SECTION 23. PUBLISHER HEREBY SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS DESCRIBED IN THIS SECTION FOR PURPOSES OF ANY ACTION OR PROCEEDING, AND PUBLISHER AND EACH SIE COMPANY HEREBY AGREES THAT ANY SERVICE OF PROCESS MAY BE EFFECTED BY DELIVERY OF THE SUMMONS IN THE MANNER PROVIDED IN THE DELIVERY OF NOTICES SET FORTH IN SECTION 25.1. IN ADDITION, WHERE PERMITTED BY LAW, PUBLISHER AND EACH SIE COMPANY HEREBY WAIVES THE RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING RELATED TO THIS GDPA, OTHER THAN ACTIONS ARISING OUT OF VIOLATION OF INTELLECTUAL PROPERTY RIGHTS OR CONFIDENTIALITY OBLIGATIONS.

23.1
FOR ALL CLAIMS BROUGHT BY OR AGAINST SIE INC. OR RELATING TO SIE INC. ACTIVITIES OR DEVELOPMENT TOOLS LOCATED IN THE SIE INC. TERRITORY, THIS GDPA WILL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF JAPAN, EXCLUDING THAT BODY OF LAW RELATED TO CHOICE OF LAWS. ANY ACTION OR PROCEEDING TO ENFORCE THE TERMS OF THIS GDPA OR TO ADJUDICATE ANY DISPUTE ARISING UNDER THIS GDPA WILL BE HEARD IN THE COURT OF TOKYO DISTRICT COURT, TOKYO, JAPAN.

23.2
FOR ALL CLAIMS BROUGHT BY OR AGAINST SIEA OR RELATING TO SIEA ACTIVITIES OR DEVELOPMENT TOOLS LOCATED IN THE SIEA TERRITORY, THIS GDPA WILL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, EXCLUDING THAT BODY OF LAW RELATED TO CHOICE OF LAWS. SUBJECT TO SECTIONS 24.1 AND 24.2, FOR ANY ACTION OR PROCEEDING TO ENFORCE THE TERMS OF THIS GDPA OR TO ADJUDICATE ANY DISPUTE ARISING UNDER THIS

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GDPA, THE PARTIES CONSENT TO JUSRISDICTION AND VENUE IN THE SUPERIOR COURT FOR THE STATE OF CALIFORNIA IN AND FOR THE COUNTY OF SAN MATEO, AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA. EACH PARTY HEREBY WAIVES ALL DEFENSES OF LACK OF PERSONAL JURISDICTION AND FORUM NON CONVENIENS.

23.3
FOR ALL CLAIMS BROUGHT BY OR AGAINST SIEE OR RELATING TO SIEE ACTIVITIES OR DEVELOPMENT TOOLS LOCATED IN THE SIEE TERRITORY, THIS GDPA WILL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH ENGLISH LAW. THE PARTIES IRREVOCABLY AGREE FOR THE EXCLUSIVE BENEFIT OF SIEE THAT THE ENGLISH COURTS SHALL HAVE JURISDICTION TO ADJUDICATE ANY PROCEEDING, SUIT OR ACTION ARISING OUT OF OR IN CONNECTION WITH SUCH TERMS. HOWEVER, NOTHING CONTAINED IN THIS SECTION 23 SHALL LIMIT THE RIGHT OF SIEE TO TAKE ANY SUCH PROCEEDING, SUIT OR ACTION AGAINST PUBLISHER IN ANY OTHER COURT OF COMPETENT JURISDICTION, NOR SHALL THE TAKING OF ANY SUCH PROCEEDING, SUIT OR ACTION IN ONE OR MORE JURISDICTIONS PRECLUDE THE TAKING OF ANY OTHER SUCH PROCEEDING, SUIT OR ACTION IN ANY OTHER JURISDICTION, WHETHER CONCURRENTLY OR NOT, TO THE EXTENT PERMITTED BY THE LAW OF SUCH OTHER JURISDICTION. PUBLISHER SHALL HAVE THE RIGHT TO TAKE ANY SUCH PROCEEDING, SUIT OR ACTION AGAINST SIEE ONLY IN THE ENGLISH COURTS.

24.
Dispute Resolution. SIE and Publisher shall attempt in good faith to resolve through informal discussions or negotiations any dispute, controversy or claim of any kind or nature arising under or in connection with this GDPA, including breach, termination or validity thereof (a “Dispute”). Neither SIE nor Publisher may commence any court or arbitration proceedings in relation to this GDPA until at least [***] after commencing such negotiations or discussions, unless interim, equitable, or conservatory relief is sought pursuant to Section 24.2.

24.1
Any claim brought against SIEA, or any Dispute relating to SIEA or Development Tools located in the SIEA Territory will be submitted to binding arbitration conducted in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association, except to the extent otherwise required under this dispute resolution clause. One arbitrator will be selected by the mutual agreement of SIEA and Publisher or, failing that, by the American Arbitration Association. The arbitrator must have substantial experience in disputes involving technology licensing agreements. The arbitrator will allow such discovery as is appropriate, and impose such restrictions as are appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost-effective resolution of disputes, except that (i) no requests for admissions will be permitted; (ii) interrogatories will be limited to (a) identifying persons with knowledge of relevant facts and (b) identifying expert witnesses and obtaining their opinions and the bases therefor; and (iii) SIEA and Publisher will each be limited to [***] depositions. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof. Any arbitration conducted pursuant to this section will take place within the Northern District of California. SIEA and Publisher will bear their own costs and will share equally in paying the expenses and fees of the arbitrator. The arbitrator may not alter the foregoing allocation of their costs, nor of the arbitrator’s fees and expenses. Other than as set forth below with respect to interim, equitable, or conservatory relief for SIEA or any action necessary to enforce the award of the arbitrator, SIEA and Publisher agree that the

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provisions of this section are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute.

24.2
Notwithstanding the foregoing, any SIE Company or Publisher may seek a temporary restraining order, preliminary injunction, or other interim, equitable, or conservatory relief, with respect to the protection of any SIE Intellectual Property Rights or SIE Materials, including Licensed Trademarks, or Publisher Materials, as applicable, subject to Section 23.

25.	Miscellaneous Provisions

25.1
Notices. All notices or other communications required or desired to be sent to either of the parties shall be in writing and shall be sent by registered or certified mail, postage prepaid, or sent by recognized international courier service, with charges prepaid. The address for all notices under this GDPA shall be addressed as set forth in this Section 25.1, or such other address as may be provided by written notice from one party to the other on at least ten days’ prior written notice. Any such notice shall be effective upon the date of actual receipt.

25.1.1	If to Publisher, to the address set forth in the first paragraph to this GDPA.

25.1.2	If to SIE Inc.:
ATTN: Vice President, Legal Dept.
Sony Interactive Entertainment Inc.
1-6-27 Konan
Minato-ku, Tokyo 108-8270
Japan

25.1.3	If to SIEA:
ATTN: General Counsel
Sony Interactive Entertainment America LLC
2207 Bridgepointe Parkway
San Mateo, CA 94404
USA

25.1.4	If to SIEE:
ATTN: Vice President, Legal & Business Affairs
Sony Interactive Entertainment Europe Limited
10 Great Marlborough Street
London W1F 7LP
United Kingdom
In addition, any notice sent by any SIE Company modifying the Guidelines may be sent by email to the email address set forth in the first paragraph to this GDPA.

25.2
Force Majeure. Neither SIE nor Publisher shall be liable for any loss or damage or be deemed to be in breach of this GDPA if its failure to perform or failure to cure any of its obligations under this GDPA results from any event or circumstance beyond its reasonable control, including any natural disaster, fire, flood, earthquake or other Act of God; shortage of equipment, materials, supplies or transportation facilities; strike or other industrial dispute; war or rebellion; shutdown or delay in

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power, telephone or other essential service due to the failure of computer or communications equipment or otherwise (each of the foregoing a “Force Majeure Condition”); provided, however, that the party interfered with gives the other party written notice thereof promptly, and, in any event, within fifteen (15) business days of discovery of any Force Majeure Condition. If notice of the existence of any Force Majeure Condition is provided within such period, the time for performance or cure shall be extended for a period equal to the duration of the Force Majeure Condition described in such notice, except that any such cause shall not excuse the payment of any sums owed by Publisher or any SIE Company prior to, during or after the occurrence of any Force Majeure Condition. In the event that the Force Majeure Condition continues for more than 60 days, SIE or Publisher may terminate this GDPA for cause by providing written notice to the other to such effect.

25.3
Non-Solicitation. Neither Publisher nor any Publisher Affiliate, by itself, its officers, employees or agents, directly or indirectly will, during the Term, induce or seek to induce, on an individually targeted basis, the employment or the engagement of the services of any employee of SIE or any Affiliate, whose services are (a) specifically engaged in product development or directly related functions or (b) otherwise reasonably deemed by his or her employer to be of material importance to the protection of its legitimate business interests, and (c) with whom Publisher or any of its affiliates shall have had contact or dealings during the Term, without first obtaining written permission from SIE. This restriction does not apply to, or limit in any way, recruitment of employees where such employees initiate contact with the other party by, for example, replying to a job posting or contacting a recruiter. These provisions shall continue to apply for a period of 12 months after this GDPA expires or is terminated.

25.4
No Agency, Partnership or Joint Venture. The relationship between each SIE Company and Publisher is that of licensor and licensee. Both parties are independent contractors and neither party is the legal representative, agent, joint venturer, partner or employee of the other party for any purpose whatsoever. Neither party has any right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.

25.5
Assignment. SIE has entered into this GDPA based upon the particular reputation, capabilities and experience of Publisher and its officers, directors and employees. Except as provided in this GDPA, Publisher may not assign, sublicense, subcontract, encumber or transfer this GDPA or any of its rights hereunder, nor delegate or transfer any of its obligations hereunder, to any third party unless the prior written consent of SIE shall first be obtained. Any attempted or purported assignment, delegation or other such transfer, directly or indirectly, without the required consent of SIE shall be void and a material breach of this GDPA; provided, however, that Publisher may assign this GDPA to a Publisher Affiliate upon written notice to the SIE. SIE shall have the right to assign, sub-license, encumber or transfer this GDPA or any and all of its rights and obligations hereunder solely to any Affiliate and to any other party with Publisher’s prior written consent not to be unreasonably withheld or delayed. SIE may subcontract to any third party, subject to the terms and conditions of Section 14. Subject to the foregoing, this GDPA shall inure to the benefit of the parties and their respective successors and permitted assigns (other than in connection with any of the events referenced in Section 21.5.4).

25.6
Third Party Rights. Except as expressly provided in this GDPA, and save that SIE Inc. may enforce in any Territory the terms of Sections 3 (Conditional License Grant), 5 (Other Limitations on Licensed Rights, 6.1 (Right to Develop), 6.4 (Authentication), 7.8 (Care and Maintenance of Development

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Tools), 18 (Limitation of Liability), 19 (Infringement of SIE Intellectual Property Rights By Third Parties), 20 (Data Security and Confidentiality), 22 (Effect of Expiration or Termination), 23 (Choice of Law and Forum) and 25 (Miscellaneous Provisions), a person who is not a party to this GDPA shall have no right under any applicable law to enforce any of its terms.

25.7
Compliance with Applicable Laws. The parties shall at all times comply with all applicable laws and regulations and all conventions and treaties to which their countries are a party or relating to or in any way affecting this GDPA and the performance by the parties of this GDPA, including the UK Bribery Act 2010, the US Foreign Corrupt Practices Act, the US Children’s Online Privacy Protection Act, Canada’s Personal Information Protection and Electronic Documents Act, Mexico’s Federal Data Protection Act, and all other laws and regulations relating to the gathering, handling and dissemination of all data from or concerning end-users of PlayStation Compatible Products. Each party, at its own expense, shall negotiate and obtain any approval, license or permit required in the performance of its obligations, and shall declare, record or take such steps to render this GDPA binding, including the recording of this GDPA with any appropriate governmental authorities (if required).

25.8
Legal Costs and Expenses. In the event it is necessary for either party to retain the services of a lawyer to enforce the provisions of this GDPA or to file or defend any action arising out of this GDPA, then the prevailing party in any such action shall be entitled, in addition to any other rights and remedies available to it at law or in equity, to recover from the other party its reasonable fees for lawyers and expert witnesses, plus such court costs and expenses as may be fixed by any court of competent jurisdiction. The term “prevailing party” for the purposes of this section shall include a defendant who has by motion, judgment, verdict or dismissal by the court, successfully defended against any claim that has been asserted against it.

25.9
Remedies. Unless expressly set forth to the contrary, either party’s election of any remedies provided for in this GDPA shall not be exclusive of any other remedies at law or equity, and all such remedies shall be deemed to be cumulative. Any material breach of Sections 3, 4, 5, 20, or 22.2 - 22.7 of this GDPA would cause significant and irreparable harm to SIE, the extent of which would be difficult to ascertain and for which damages might not be an adequate remedy and any breach of Sections 20.6 of this GDPA would cause significant and irreparable harm to Publisher, the extent of which would be difficult to ascertain and for which damages might not be an adequate remedy. Accordingly, in addition to any other remedies, including damages to which either party may be entitled, in the event of a breach or threatened breach by the other party or any of its directors, officers, employees, agents or permitted consultants or subcontractors of any such section or sections of this GDPA, each party shall be entitled to the immediate issuance without bond or other security, of ex parte equitable relief, including injunctive relief, or, if a bond is required under applicable law, on the posting of a bond in an amount not to exceed [***] (or the equivalent amount in foreign currency if located outside of the SIEA Territory), enjoining any breach or threatened breach of any or all of such provisions taking place in the applicable Territory or otherwise affecting that Territory.

25.10
Severability. In the event that any provision of this GDPA or portion thereof is determined by a court of competent jurisdiction to be invalid or unenforceable, such provision or portion shall be enforced to the extent possible consistent with the stated intention of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this GDPA, while the remainder of this GDPA shall continue in full force and remain in effect according to its stated terms and conditions.

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25.11
Sections Surviving Expiration or Termination. The following Sections survive expiration or termination of this GDPA for any reason: 5 (Other Limitations on Licensed Rights), 7.12.3 (SIE Ownership), 8.9 (Ownership of Original Master Discs), 15.1.3 (SIE Audit), 15.2.1 (Publisher Revenue), 15.2.6 (Publisher Audit), 16 (Representations and Warranties), 17 (Indemnities), 18 (Limitation of Liability), 20 (Data Security and Confidentiality), 21.9 (No Refunds), 22 (Effect of Expiration or Termination), 23 (Choice of Law and Forum), 24 (Dispute Resolution), and 25 (Miscellaneous Provisions).

25.12
Waiver. No failure or delay by either party in exercising any right, power or remedy under this GDPA shall operate as a waiver of any such right, power or remedy. No waiver of any provision of this GDPA shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. Any waiver by either party of any provision of this GDPA shall not be construed as a waiver of any other provision of this GDPA, nor shall such waiver operate or be construed as a waiver of such provision respecting any future event or circumstance.

25.13
Modification and Amendment. SIE reserves the right, on notice and with immediate effect, to amend the provisions of this GDPA or the Guidelines to comply with any decision, order, or objection of any court or governmental or other competition authority of competent jurisdiction, or to comply with any statutory or similar measures that give effect to any such decision (from which this GDPA or the Guidelines are not exempt) or to reflect any undertaking by SIE to any such authority. Any such amendment shall be of prospective application only and shall not be applied to any PlayStation Compatible Products submitted to the applicable SIE Company pursuant to Section 6.3 prior to the date of SIE's notice of amendment. Except as otherwise provided in this GDPA, no modification or amendment of any provision of this GDPA shall be effective unless in writing and signed by both of the parties.

25.14
Interpretation. The section headings used in this GDPA are intended primarily for reference and shall not by themselves determine the construction or interpretation of this GDPA or any portion hereof. Any reference to a section number is to a section of this GDPA. Any reference to persons includes natural persons as well as organizations, including firms, partnerships, companies and corporations. Any phrase introduced by the terms “including,” “include,” “in particular,” or any similar expression shall be construed as illustrative and shall not limit the category preceding those terms.

25.15
Integration. This GDPA, together with the Guidelines, constitutes the entire agreement between each SIE Company and Publisher and supersedes all prior or contemporaneous agreements, proposals, representations, understandings and communications between each SIE Company and Publisher, whether oral or written, with respect to the subject matter hereof, including any confidentiality, licensed developer or publisher, store or development tools agreements. Publisher is not relying upon any statement, representation, warranty or understanding, whether negligently or innocently made, of any person other than as expressly set forth in this GDPA.

25.16	Counterparts. This GDPA may be executed in counterparts, each of which shall be deemed an original, and together shall constitute one and the same instrument.

25.17	Construction. This GDPA shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either of the parties.

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SONY INTERACTIVE ENTERTAINMENT         TAKE-TWO INTERACTIVE SOFTWARE, INC. AMERICA LLC

By: /s/ Philip L. Rosenberg        By: /s/ Daniel Emerson
Print Name: Philip L. Rosenberg        Print Name: Daniel Emerson
Title: Senior Vice President        Title: EVP & GC
Date: As of March 23, 2017        Date: As of March 23, 2017

TAKE-TWO INTERACTIVE JAPAN G.K.        TAKE-TWO INTERACTIVE KOREA LTD.

By: /s/ Sebastian Belcher        By: /s/ Sebastian Belcher
Print Name: Sebastian Belcher        Print Name: Sebastian Belcher
Title: Director        Title: Director
Date: As of March 23, 2017        Date: As of March 23, 2017

TAKE-TWO INTERACTIVE                 TAKE TWO INTERNATIONAL GMBH
SOFTWARE UK LIMITED

By: /s/ Sebastian Belcher        By: /s/ Anouk Dutruit
Print Name: Sebastian Belcher        Print Name: Anouk Dutruit
Title: Director        Title: Director
Date: As of March 23, 2017        Date: As of March 23, 2017

NOT AN AGREEMENT UNTIL EXECUTED BY AN SIE COMPANY AND PUBLISHER

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SCHEDULE 1
DEFINITIONS
“Additional Terms” has the meaning set forth in Section 10.1.
“Advertising Materials” means any advertising, marketing, merchandising, promotional, contest or competition-related, press release, display, point of sale or website materials regarding or relating to PlayStation Compatible Products or depicting Licensed Trademarks. Advertising Materials include any advertisements or promotions in which any System is displayed, referred to, or used, including giving away any System as a prize in contests or sweepstakes and the public display of any System in product placement opportunities.
“Affiliate” means Sony Computer Entertainment Korea Inc., Sony Computer Entertainment Hong Kong Limited, Sony Network Entertainment International, LLC, Sony Network Entertainment Europe Ltd., Gaikai, Inc., Sony Digital Audio Disc Corporation, Sony DADC Austria AG, any Designated Manufacturing Facility, any direct or indirect subsidiary or parent of any of the foregoing, and any other entity created that becomes a direct or indirect subsidiary or parent of, or shares a common direct or indirect parent with, an SIE Company.
“Designated Manufacturing Facility” means a manufacturing facility that is designated by the SIE Company, in its sole discretion, to manufacture and assemble Physical Media Products or any of their component parts in that SIE Company’s Territory.
“Development Site” means the location(s) where Development Tools are used to develop PlayStation Compatible Products.
“Development Tools” means the Hardware Tools and Software Tools.
“Developer Website” means DevNet, TPRNet and any other password-protected website that an SIE Company may maintain to facilitate the dissemination of Development Tools or other SIE Materials to Licensed Publishers, or to provide Licensed Publisher with written materials associated with and that describe the function of the Development Tools, including any data, object code, source code, libraries, firmware, documentation, and other tools and information.
“Digitally Delivered Product” means a Licensed Product distributed to end-users by electronic or other non-physical means now known or hereafter devised (including wireless, cable, fiber optic, telephone, cellular, microwave or radio waves, the Internet, or private network).
“Dispute” has the meaning set forth in Section 24.
“Documentation” means all information or materials that SIE may provide to Licensed Publishers or Licensed Developers that are associated with and describe the function of the Development Tools or other SIE Materials.

“Effective Date” has the meaning set forth in the first paragraph of this GDPA.
“Firmware” means all code embedded on any chip contained within any Hardware Tool, as may be upgraded or changed from time to time.
“Force Majeure Condition” has the meaning set forth in Section 25.2.
“GDPA” has the meaning set forth in the first paragraph of this agreement.

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PLAYSTATION GDPA version 1.01            CONFIDENTIAL

“Guidelines” means any standard guidelines, specifications or policies of an SIE Company with respect to the development, manufacture, marketing and publishing of PlayStation Compatible Products, including any requirements regarding the display of Licensed Trademarks, use of Advertising Materials, or the protection of SIE Intellectual Property Rights and that are generally applicable to all Licensed Developers and/or Licensed Publishers. The Guidelines, and any modifications or additions made from time to time in accordance with Section 4, shall be set forth on the Developer Website or at such URL as is provided by SIE to Publisher. The Guidelines shall be comparable to the guidelines applied by SIE to its own software products for the Systems. The Guidelines are incorporated into and form a part of this GDPA.
“Hardware Tools” means the hardware components of the development systems used for development of PlayStation Compatible Products, or portions of such components, as updated or changed, that SIE may provide to Licensed Publishers or Licensed Developers. “Hardware Tools” does not include Software Tools.
“Initial Term” has the meaning set forth in Section 21.1.
“Intellectual Property Rights” means all worldwide intellectual property rights, current or future, including rights in or related to patents, inventions, designs, copyrights and related rights, databases, trademarks, service marks, trade names, trade dress, mask work rights, utility model rights, trade secret rights, technical information, know-how, and the equivalents of the foregoing under the laws of any jurisdiction, and any other intellectual property rights recognized in the Territory (including all registrations, applications to register and rights to apply for registration of the same), for their full term including all renewals, and extensions.
“Licensed Developer” means an entity that has in effect a Licensed Developer Agreement with an SIE Company, or that has signed a Global Developer and Publisher Agreement and been accepted as a “Licensed Publisher” as set forth in Section 3.
“Licensed Developer Agreement” means a valid and current license agreement authorizing the development of software for any System, fully executed between a Licensed Developer and an SIE Company.
“Licensed Product” means a PlayStation Compatible Product that installs or operates (or is designed to install or operate), in whole or in part, on a System, and associated Packaging, Printed Materials, metadata, and content. For the avoidance of doubt, Licensed Product does not include middleware (except as incorporated into a Licensed Product) or Peripherals.
“Licensed Publisher” means an entity that has signed a Global Developer and Publisher Agreement or other Licensed Publisher Agreement in full force and effect, and has been approved in writing by an SIE Company to develop or publish Licensed Products.
“Licensed Publisher Agreement” means a valid and current license agreement authorizing the publishing of software for any System, fully executed between a Licensed Publisher and an SIE Company, including any Global Developer and Publisher Agreement.
“Licensed Trademarks” means the trademarks, service marks, trade dress, logos, icons and other indicia designated in the Guidelines or for use on, in or in connection with Licensed Products.
“Online Activity” means the online interaction by end-users with other end-users (which, for the avoidance of doubt, includes the sharing of User Content within the gameplay or online environment of Licensed Products), with online elements (such as PlayStation Home, the virtual, interactive community of PSN), or with Publisher or its designee, via the use of a PlayStation Compatible Product.

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PLAYSTATION GDPA version 1.01            CONFIDENTIAL

“Packaging” means the carton, containers, cases, edge labels, wrapping materials, security seals and other proprietary labels and trade dress elements of or concerning the Physical Media Product (and all parts of any of the foregoing) but specifically excluding Printed Materials and discs or game cards.
“Peripheral” means a device that connects to, interfaces with or interacts with a System, including controllers, cameras, wheels, mice and keyboards and other input devices.
“Personal Information” means information relating to an identified or identifiable natural person, or substantially similar terms as defined by applicable law.

“Physical Media Product” means a Licensed Product distributed in a physical form specified by SIE, such as a Blu-ray disc or game card.
“PlayStation Compatible Product” means any software, content, service, hardware, Peripheral, good, or other item intended for or capable of use on, interaction with, or connection to a System, or which uses or is capable of using any service, aspect, or feature of PSN or PSN data, or which affects the gameplay of Users. PlayStation Compatible Product includes applications (including companion apps), communication features, virtual currency, audio and visual material (including demos, videos, themes, wallpapers, levels, maps, consumable items, skins, virtual items, and avatars), modifications, improvements, additions, upgrades, updates, patches, scripts, player statistics and data, notices, links or other content, intended for or capable of use on, interaction with, or connection to a System.
“PlayStation Now” means the SIE proprietary cloud gaming service that allows Users to access content streamed from remote servers to Systems and other SIE-approved devices.
“PlayStation Plus” means the SIE premium subscription service available through PSN.
“PlayStation Store” means the primary destination within PSN for the discovery and purchase of content.
“Printed Materials” means all artwork and mechanicals for the disc label for each Physical Media Product and for the Packaging relating to any of the Physical Media Products, and all instructional manuals, liners, inserts, and any other materials and user information within or attached to the Packaging and distributed as part of the Physical Media Products.
“Product Information” means Publisher’s name, any extracts or references to Licensed Products, any trademarks, services marks, trade dress, logos, icons or other indicia used on, in or in connection with Licensed Products, any information owned or licensed by Publisher relating to any of the Licensed Products, including demos, videos, hints and tips, artwork, depictions of Physical Media Products, cover art and videotaped interviews; all of the foregoing as may be further specified in the Guidelines, and as provided by Publisher pursuant to Section 9.2.3.
“Product Proposal” means a written proposal prepared by Publisher and submitted to SIE under the Guidelines regarding the concept and design for a PlayStation Compatible Product.
“Product Submission” has the meaning given to it in Section 9.2.7
“PSN” means the proprietary online network operated by SIE or Affiliates accessible via the Systems and other devices, including services provided as part of or through that network, such as PlayStation Now and the PlayStation Store. PSN includes new services and features developed and offered after the date of this GDPA, and other online networks launched after the date of this GDPA, as specified by SIE.

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PLAYSTATION GDPA version 1.01            CONFIDENTIAL

“PSN ID” means SIE’s unique User identifier on PSN.
“Publisher” has the meaning set forth in the first paragraph of this GDPA. For the avoidance of doubt, a “Publisher” may be an entity which chooses only to exercise the rights to develop, and not the rights to publish, Licensed Products under this GDPA.
“Publisher Affiliate” means the entities listed in Schedule 2, as updated in writing by the parties from time to time.
“Publisher Confidential Information” has the meaning set forth in Section 20.6.1.
“Publisher EULA” has the meaning set forth in Section 10.2.
“Publisher-Indemnified Claim(s)” has the meaning set forth in Section 17.2.
“Publisher Intellectual Property Rights” means those Intellectual Property Rights that are owned and controlled by Publisher and that relate to the Publisher Property, Packaging, Product Information, Product Proposals, Printed Materials, Advertising Materials or other materials.
“Publisher Property” means that part of a PlayStation Compatible Product developed by or on behalf of Publisher, or controlled by Publisher, or provided by or on behalf of Publisher in connection with any PlayStation Compatible Product, not including any Software Tools or SIE Intellectual Property Rights.
“Purchase Order” means a written purchase order issued by Publisher pursuant to Section 8.3, regarding the purchase of Physical Media Products (or other products or materials that may be ordered under this GDPA), that conforms to the Guidelines and other terms and conditions imposed by the applicable SIE Company or applicable Designated Manufacturing Facility.
“SIE” has the meaning set forth in the first paragraph of this GDPA.
“SIE Company” has the meaning set forth in the first paragraph of this GDPA.
“SIE-Indemnified Claim(s)” has the meaning set forth in Section 17.1.
“SIE Intellectual Property Rights” means those Intellectual Property Rights that relate to a System, the design and development of PlayStation Compatible Products, PSN and any SIE Materials.
“SIE Materials” means the Development Tools, the terms of this GDPA, the Guidelines, all information obtained from a Developer Website; other information, documents and materials developed, owned, licensed or under the control of SIE or any Affiliate, including all those relating to processes, data, hardware, software, network communications and related activities, inventions, trade secrets, ideas, creations, improvements, designs, discoveries, developments, research and know-how, including SIE Intellectual Property Rights relating to the Development Tools; information, documents and other materials regarding SIE’s or any Affiliate’s finances, business and business methods (including commercial relationships, licensing terms, pricing and customers lists), marketing and technical plans, and development and production plans; and third-party information and documents licensed to or under the control of SIE or any Affiliate. SIE Materials consists of information in any medium, whether oral, printed, in machine-readable form or otherwise, provided to Publisher before or during the Term, including information subsequently reduced to tangible or written form. In addition, the existence of a relationship between Publisher and SIE shall be deemed to be SIE Materials unless otherwise agreed to in writing by the parties, or until publicly announced by either party upon the other party’s prior written consent.

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“SIEA” has the meaning set forth in the first paragraph of this GDPA.
“SIEE” has the meaning set forth in the first paragraph of this GDPA.
“SIE Inc.” has the meaning set forth in the first paragraph of this GDPA.
“SIEA Territory” means the following countries: Canada, Mexico, Brazil, Chile, Argentina, Peru, Ecuador, Colombia, Nicaragua, Honduras, Costa Rica, Guatemala, El Salvador, Panama, Bolivia, Paraguay, United States of America (and its territories and possessions), and Uruguay, or as otherwise provided in the Guidelines.
“SIEE Territory” means the following countries: Albania, Algeria, Andorra, Angola, Armenia, Australia, Austria, Azerbaijan, Bahrain, Bangladesh, Belgium, Belorussia, Bosnia Herzegovina, Botswana, Bulgaria, Cameroon, Croatia, Cyprus, Czech Republic, Denmark , Djibouti, Egypt, Estonia, Ethiopia, Fiji, Finland, France, Georgia, Germany, Ghana, Gibraltar, Greece, Hungary, Iceland, India, Ireland, Israel, Italy, Jordan, Kazakhstan, Kenya, Kosovo, Kuwait, Kyrgyzstan, Latvia, Lebanon, Liechtenstein, Lithuania, Luxembourg, Macedonia, Madagascar, Malawi, Malta & Gozo, Mauritius, Moldova, Monaco, Montenegro, Morocco, Mozambique, Namibia, Netherlands , New Zealand, Nigeria, Norway, Oman, Pakistan, Papua New Guinea, Poland, Portugal, Qatar, Romania, Russian Federation, San Marino, Saudi Arabia, Senegal, Slovakia, Slovenia, Somalia, South Africa, Spain, Swaziland, Sweden, Switzerland, Tajikistan, Tanzania, Tunisia, Turkey, Turkmenistan, Uganda, Ukraine, united Arab Emirates, United Kingdom, Uzbekistan, Vatican, Yemen, Zaire, Zambia and Zimbabwe, or as otherwise provided in the Guidelines.
“SIE Inc. Territory” means the following countries: Thailand, Philippines, Malaysia, Vietnam, Singapore, Indonesia, Taiwan, Korea, Hong Kong, People’s Republic of China and Japan, or as otherwise provided in the Guidelines.
“Software Product License Agreement” means the end-user license agreement between Publisher, SIEA and a user found at us.playstation.com/softwarelicense or, for SIEE, the Software Usage Terms (or equivalent) between SIEE and a user found on the packaging or eu.playstation.com/legal.
“Software Tools” means software (including object code, source code and libraries and Firmware that SIE may provide to Licensed Publishers or Licensed Developers) and Documentation relating to the development of PlayStation Compatible Products.
“System” means each of the proprietary PlayStation systems known as the PlayStation, PlayStation 2, PlayStation 3, PlayStation 4, PlayStation Portable (PSP), PlayStation Vita (PS Vita), and PlayStation Vita TV (PS Vita TV), including all iterations and server emulation of each. Collectively, all of the foregoing are referred to as the “Systems.”
“System Bypass Areas” has the meaning set forth in Section 5.1.
“Term” has the meaning set forth in Section 21.2.
“Territory” means any one of the SIEA Territory, the SIEE Territory, or the SIE Inc. Territory.
“ToSUA” means the terms of service for PSN, as amended from time to time.
“User” means an individual with a PSN account.
“User Content” has the meaning given to it in Section 6.7

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PLAYSTATION GDPA version 1.01            CONFIDENTIAL

“VAT” means Value Added Tax as set out in the UK Value Added Tax Act 1994 or, in relation to any member state of the European Union, the equivalent system of Value Added Tax as defined in the EU VAT Directive (2006/112/EC) or, in relation to any non-EU country, the equivalent tax, such as, but not limited to, VAT, sales tax and GST.
“Wholesale Price” means, for Digitally Delivered Products sold by Publisher to SIE for resale, the price that Publisher offers and SIE accepts for each unit of a specified Digitally Delivered Product, as may be stated in a form provided by SIE. For Physical Media Products, “Wholesale Price” means the initial wholesale price or price to trade Publisher offers to retailers, distributors, wholesalers or other intermediaries of Physical Media Products, as evidenced by sell sheets or other trade materials.

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PLAYSTATION GDPA version 1.01            CONFIDENTIAL

SCHEDULE 2
Publisher Affiliates

Publishers
Take-Two Interactive Software, Inc.
Take-Two Interactive Japan G.K.
Take-Two Interactive Korea Ltd.
Take-Two Interactive Software UK Limited
Take Two International GmbH (publisher of Digitally Delivered Products in Latin America)2K Games, Inc.
2K Sports, Inc.
Rockstar Games, Inc.

Developers
Rockstar Interactive India LLP
Rockstar Leeds Limited
Rockstar Lincoln Limited
Rockstar London Limited
Rockstar North Limited
Rockstar San Diego, Inc.
Rockstar Games Toronto ULC
Rockstar New England, Inc.
Rockstar Games, Inc. (including the development division known as Rockstar New York)
Visual Concepts Entertainment, Inc.
2K Games, Inc (including the development division known as Hangar 13)
Firaxis Games, Inc.
Cat Daddy Games, LLC
2K Czech s.r.o.
Irrational Games LLC d/b/a Ghost Story Games

Sony Computer Entertainment
PLAYSTATION GDPA version 1.01            CONFIDENTIAL

Sony Computer Entertainment
PLAYSTATION GDPA version 1.01            CONFIDENTIAL